SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2000

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	0-12591	31-0958666

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7000 Cardinal Place, Dublin, Ohio	43017

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 757-5000

Item 5. Other Events

      On September 10, 1999, Cardinal Health, Inc., an Ohio corporation (the “Registrant”), completed its merger (the “ALP Merger”) of a wholly owned subsidiary (“Sub”) with and into Automatic Liquid Packaging, Inc. (“ALP”). ALP was the surviving corporation of the ALP Merger and is now a wholly owned subsidiary of the Registrant. Pursuant to the Agreement and Plan of Merger dated as of August 4, 1999, by and among the Registrant, Sub and ALP (the “ALP Merger Agreement”), each outstanding share of ALP common stock was converted into 3.8271 Common Shares of the Registrant (the “ALP Exchange Ratio”). Pursuant to the terms of the ALP Merger Agreement, approximately 5.8 million common shares of the Registrant (“Common Shares”) were issued in exchange for ALP common stock. The ALP Exchange Ratio was determined by arm’s-length negotiations between ALP and its advisors and the Registrant and its advisors.

      On May 21, 1999, the Registrant completed its merger (the “PSI Merger”) of a wholly owned subsidiary with and into Pacific Surgical, Inc. (“PSI”). PSI was the surviving corporation of the PSI Merger and is now a wholly owned subsidiary of the Registrant. Pursuant to the merger agreement (the “PSI Merger Agreement”) relating to the PSI Merger, each outstanding share of PSI common stock was converted into Common Shares of the Registrant pursuant to the exchange formulas set forth in the PSI Merger Agreement (the “PSI Exchange Ratio”). Pursuant to the terms of the PSI Merger Agreement, approximately 233,000 Common Shares of the Registrant were issued in exchange for PSI common stock. The PSI Exchange Ratio was determined by arm’s-length negotiations between PSI and its advisors and the Registrant and its advisors.

      The restated consolidated financial statements of the Registrant, filed herewith, give effect to the ALP Merger and the PSI Merger, which were accounted for as pooling-of-interests business combinations. Because the impact of the merger transaction with PSI was not significant on a historical basis, the financial statements were not restated upon completion of the PSI Merger.

Item 7. Financial Statements and Exhibits

(a)	Consolidated financial statements of the Registrant, ALP and PSI prepared under the pooling-of-interests method of accounting:

• Independent Auditors’ Reports

• Financial Statements and Schedules

Consolidated Statements of Earnings for the Fiscal Years Ended June 30, 1999, June 30, 1998 and June 30, 1997

Consolidated Balance Sheets at June 30, 1999, and June 30, 1998

Consolidated Statements of Shareholders’ Equity for the Fiscal Years Ended June 30, 1999, June 30, 1998, and June 30, 1997

Consolidated Statements of Cash Flows for the Fiscal Years Ended June 30, 1999, June 30, 1998 and June 30, 1997

Notes to Consolidated Financial Statements

Schedule II — Valuation and Qualifying Accounts

• Management’s Discussion and Analysis

• Selected Consolidated Financial Data

The foregoing are included in Annex A to this Form 8-K.

(c)	Exhibits

	2.01	Agreement and Plan of Merger, dated as of August 4, 1999, among the Registrant, Flower Merger Corp., Automatic Liquid Packaging, Inc. (“ALP”) and the Stockholders of ALP (the “Stockholders”), including form of Escrow Agreement by and among the Registrant, ALP, Gerhard H. Weiler, Bank One Trust Company, NA, as escrow agent, and the Stockholders (1)

	23.01	Consent of Deloitte & Touche LLP.

	23.02	Consent of Arthur Andersen LLP.

	23.03	Consent of PricewaterhouseCoopers LLP.

	27.01	Financial Data Schedule – Fiscal year ended June 30, 1998.

	27.02	Financial Data Schedule – Fiscal year ended June 30, 1997.

	27.03	Financial Data Schedule – Nine months ended March 31, 1998.

	27.04	Financial Data Schedule – Six months ended December 31, 1998.

	27.05	Financial Data Schedule – Six months ended December 31, 1997.

	27.06	Financial Data Schedule – Three months ended September 30, 1998.

	27.07	Financial Data Schedule – Three months ended September 30, 1997.

	99.01	Statement Regarding Forward-Looking Information. (2)

(1)	Included as an exhibit to the Annual Report on Form 10-K of the Registrant for the fiscal year ended June 30, 1999, and incorporated herein by reference.

(2)	Filed as Exhibit 99.01 to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended December 31, 1999, and incorporated herein by reference.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL HEALTH, INC.

May 26, 2000	By:	/s/ Richard J. Miller

Richard J. Miller

Executive Vice President and

Chief Financial Officer

Annex A

INDEPENDENT AUDITOR REPORTS

To the Shareholders and Directors of Cardinal Health, Inc:

We have audited the accompanying consolidated balance sheets of Cardinal Health, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 1999. Our audits also included the consolidated financial statement schedule listed in the Index at Item 7. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits. We did not audit the financial statements of Allegiance Corporation (“Allegiance”), a wholly owned subsidiary of Cardinal Health, Inc., as of June 30, 1999 and 1998, and for the years ended June 30, 1999 and 1998 and December 31, 1997. We also did not audit the financial statements of R.P. Scherer Corporation (“Scherer”), a wholly owned subsidiary of Cardinal Health, Inc., as of June 30, 1999 and March 31, 1998, and for years ended June 30, 1999 and March 31, 1998 and 1997. The combined financial statements of Allegiance and Scherer represent approximately 44% and 46% of consolidated total assets at June 30, 1999 and 1998, respectively, and represent combined revenues and net income of approximately 25%, 28% and 31% and 35%, 39% and 42%, respectively, of consolidated amounts for each of the three years in the period ended June 30, 1999. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Allegiance and Scherer, is based solely on the reports of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Health, Inc. and subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Columbus, Ohio
August 10, 1999, except for the first paragraph of Note 2
as to which the date is May 26, 2000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To R.P. Scherer Corporation:

We have audited the accompanying consolidated statements of financial position of R.P. SCHERER CORPORATION (a Delaware corporation and a wholly-owned subsidiary of Cardinal Health, Inc.) and subsidiaries as of June 30, 1999 and March 31, 1998 and the related consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for the year ended June 30, 1999 and the years ended March 31, 1998 and 1997 (not presented separately herein). These financial statements and the schedule referred to below are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements and this schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R.P. Scherer Corporation and subsidiaries as of June 30, 1999 and March 31, 1998, and the results of their operations and their cash flows for the year ended June 30, 1999 and for the years ended March 31, 1998 and 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation allowances is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not a required part of the basic financial statements (not presented separately herein). This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/Arthur Andersen LLP
Detroit, Michigan,
August 9, 1999

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Allegiance Corporation

In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of cash flows and of equity of Allegiance Corporation and its subsidiaries (not presented separately herein) present fairly, in all material respects, the financial position of Allegiance Corporation, a wholly-owned subsidiary of Cardinal Health Inc., and its subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for the years ended June 30, 1999 and 1998 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Allegiance Corporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
July 29, 1999

Report of Independent Accountants on Financial Statement Schedule

To the Stockholders of Allegiance Corporation

      Our audits of the consolidated financial statements of Allegiance Corporation and its subsidiaries referred to in our report dated July 29, 1999 appearing on page 6 of the Cardinal Health, Inc. Current Report on Form 8-K dated May 26, 2000 also included an audit of the Financial Statement Schedule II – Valuation and Qualifying Accounts (“Financial Statement Schedule”) of Allegiance Corporation and its subsidiaries (not presented separately herein). In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
July 29, 1999

CARDINAL HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)

	Fiscal Year Ended June 30,

	1999	1998	1997

Revenue:

Operating revenue	$21,558.5	$18,084.6	$15,995.9

Bulk deliveries to customer warehouses	3,553.0	2,991.4	2,469.1

Total revenue	25,111.5	21,076.0	18,465.0

Cost of products sold:

Operating Cost of products sold	18,931.5	15,823.5	13,942.6

Cost of products sold — bulk deliveries	3,553.0	2,991.4	2,469.1

Merger-related costs	4.0	—	—

Total cost of products sold	22,488.5	18,814.9	16,411.7

Gross margin	2,623.0	2,261.1	2,053.3

Selling, general and administrative expenses	1,580.9	1,403.0	1,314.8

Special charges:

Merger-related costs	142.6	49.2	50.9

Other special charges	—	8.6	—

Total special charges	142.6	57.8	50.9

Operating earnings	899.5	800.3	687.6

Other income (expense):

Interest expense	(99.5)	(94.6)	(107.2)

Other, net (includes minority interest)	(14.7)	(14.3)	(14.7)

Earnings before income taxes	785.3	691.4	565.7

Provision for income taxes	304.3	242.9	214.7

Net earnings	$481.0	$448.5	$351.0

Net earnings per Common Share:

Basic	$1.73	$1.61	$1.29

Diluted	$1.68	$1.58	$1.26

Weighted average number of Common Share outstanding:
Basic	277.7	277.9	272.9

Diluted	285.2	284.6	279.1

Net earnings	$481.0	$448.5	$351.0

Pro forma adjustment for income taxes (Note 2)	(9.3)	(4.6)	—

Pro forma net earnings	$471.7	$443.9	$351.0

Pro forma net earnings per Common Share:

Basic	$1.70	$1.60	$1.29

Diluted	$1.65	$1.56	$1.26

The accompanying notes are an integral part of these statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	June 30,
	1999	1998

ASSETS

Current assets:

Cash and equivalents	$185.4	$389.1

Trade receivables, net	1,602.1	1,448.6

Current portion of net investment in sales-type leases	152.5	91.4

Merchandise inventories	2,940.0	2,619.5

Prepaid expenses and other	358.8	328.4

Total current assets	5,238.8	4,877.0

Property and equipment, at cost:

Land, buildings and improvements	717.3	777.5

Machinery and equipment	1,999.8	1,761.2

Furniture and fixtures	81.8	108.2

Total	2,798.9	2,646.9

Accumulated depreciation and amortization	(1,237.4)	(1,158.9)

Property and equipment, net	1,561.5	1,488.0

Other assets:

Net investment in sales-type leases, less current portion	454.3	233.1

Goodwill and other intangibles	942.1	850.5

Other	207.8	148.0

Total	$8,404.5	$7,596.6

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Notes payable, banks	$28.6	$24.7

Current portion of long-term obligations	11.6	8.2

Accounts payable	2,363.9	2,147.0

Other accrued liabilities	561.2	561.1

Total current liabilities	2,965.3	2,741.0

Long-term obligations, less current portion	1,223.9	1,330.0

Deferred income taxes and other liabilities	645.7	470.5

Shareholders’ equity:

Common Shares, without par value	1,091.7	1,064.6

Retained earnings	2,544.0	2,106.2

Common Shares in treasury, at cost	(17.2)	(82.3)

Cumulative foreign currency adjustment	(44.0)	(27.9)

Other	(4.9)	(5.5)

Total shareholders’ equity	3,569.6	3,055.1

Total	$8,404.5	$7,596.6

The accompanying notes are an integral part of these statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In Millions)

	Common Shares					Cumulative
				Treasury Shares		Foreign		Total
	Shares		Retained			Currency		Shareholders'
	Issued	Amount	Earnings	Shares	Amount	Adjustment	Other	Equity

BALANCE, JUNE 30, 1996	139.0	$899.0	$1,413.7	(1.1)	$(11.6)	$(3.8)	$(3.1)	$2,294.2

Comprehensive income:

Net earnings			351.0					351.0

Foreign currency translation adjustments						(8.7)		(8.7)

Total comprehensive income								342.3

Employee stock plans activity, including tax benefits of $21.0	3.5	123.6		(0.6)	10.6		(1.0)	133.2

Treasury shares acquired and shares retired	(0.7)	(7.1)	(1.1)	0.9	(30.7)			(38.9)

Dividends paid			(32.1)					(32.1)

Stock split effected as a stock dividend and cash paid in lieu of fractional shares	33.4

Adjustment for change in fiscal year of an acquired subsidiary (see Note 1)		0.2	9.6	0.1	0.1			9.9

Stock issued for acquisitions and other	0.1	10.5					(1.2)	9.3

BALANCE, JUNE 30, 1997	175.3	$1,026.2	$1,741.1	(0.7)	$(31.6)	$(12.5)	$(5.3)	$2,717.9

Comprehensive income:

Net earnings			448.5					448.5

Foreign currency translation adjustments						(16.0)		(16.0)

Total comprehensive income								432.5

Employee stock plans activity, including tax benefits of $35.2	2.0	64.9		(0.3)	29.0		(0.5)	93.4

Treasury shares acquired and shares retired	(1.3)	(25.7)	(12.7)	(0.8)	(104.9)			(143.3)

Dividends paid			(35.7)					(35.7)

Other adjustments							(0.5)	(0.5)

Adjustment for changes in fiscal year of an acquired subsidiary (see Note 1)	(0.1)	(0.8)	(35.0)	0.4	25.2	0.6	0.8	(9.2)

BALANCE, JUNE 30, 1998	175.9	$1,064.6	$2,106.2	(1.4)	$(82.3)	$(27.9)	$(5.5)	$3,055.1

Comprehensive income:

Net earnings			481.0					481.0

Foreign currency translation adjustments						(17.0)		(17.0)

Total comprehensive income								464.0

Employee stock plans activity, including tax benefits of $55.8	2.7	100.5		(0.7)	34.8		(2.9)	132.4

Treasury shares acquired and shares retired	(1.9)	(73.8)	(2.9)	1.7	30.3		3.5	(42.9)

Dividends paid			(47.5)					(47.5)

Stock split effected as a stock dividend and cash paid in lieu of fractional shares	103.1		(0.3)					(0.3)

Adjustment for change in fiscal year of an acquired subsidiary (see Note 1)	0.1	0.5	8.6			0.9		10.0

Stock issued for acquisitions and other	0.2	(0.1)	(1.1)					(1.2)

BALANCE, JUNE 30, 1999	280.1	$1,091.7	$2,544.0	(0.4)	$(17.2)	$(44.0)	$(4.9)	$3,569.6

The accompanying notes are an integral part of these financial statements.

CARDINAL HEALTH INC, AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)

	Fiscal Year Ended June 30,

	1999	1998	1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings	$481.0	$448.5	$351.0

Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation and amortization	238.2	218.4	213.5

Provision for deferred income taxes	132.4	90.1	32.9

Provision for bad debts	29.7	23.4	10.0

Change in operating assets and liabilities, net of effects from acquisitions:

Increase in trade receivables	(214.5)	(211.7)	(21.2)

Increase in merchandise inventories	(317.9)	(474.3)	(109.3)

Increase in net investment in sales-type leases	(282.3)	(103.3)	(5.1)

Increase (decrease) in accounts payable	229.7	520.9	(28.8)

Other operating items, net	81.3	60.0	72.9

Net cash provided by operating activities	377.6	572.0	515.9

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition/divestiture of subsidiaries, net of cash acquired	(147.5)	(45.8)	(43.7)

Proceeds from sale of property and equipment	57.9	10.8	21.2

Additions to property and equipment	(326.0)	(286.3)	(234.7)

Purchase of marketable securities available for sale	(15.6)	(14.2)	(22.6)

Proceeds from sale of marketable securities available for sale	13.5	10.6	69.5

Other	—	(4.7)	2.5

Net cash used in investing activities	(417.7)	(329.6)	(207.8)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net change in commercial paper and short term debt	(207.4)	(89.2)	(185.4)

Reduction of long-term obligations	(118.5)	(49.1)	(278.5)

Proceeds from long-term obligations, net of issuance costs	223.7	111.4	94.7

Proceeds from issuance of Common Shares	62.1	59.2	108.4

Dividends on common shares, minority interests and cash paid in lieu of fractional shares	(75.7)	(52.3)	(42.1)

Purchase of treasury shares and other	(47.8)	(155.0)	(48.5)

Net cash used in financing activities	(163.6)	(175.0)	(351.4)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(203.7)	67.4	(43.3)

CASH AND EQUIVALENTS AT BEGINNING OF YEAR	389.1	321.7	365.0

CASH AND EQUIVALENTS AT END OF YEAR	$185.4	$389.1	$321.7

The accompanying notes are an integral part of these statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Cardinal Health, Inc., together with its subsidiaries (collectively the “Company”), is a provider of services to the health-care industry offering an array of value-added pharmaceutical and other health-care products distribution services and pharmaceutical-related products and services to a broad base of customers. The Company currently conducts its business within three business segments: Pharmaceutical Distribution, Pharmaceutical Services and Medical-Surgical Products.

      The Pharmaceutical Distribution segment distributes a broad line of pharmaceuticals, therapeutic plasma and other specialty pharmaceutical products, health and beauty care products, and other items typically sold by hospitals, retail drug stores, and other health-care providers.

      The Company, within the Pharmaceutical Services segment, operates a variety of related health-care service and manufacturing businesses, including Pyxis Corporation (“Pyxis”) (which develops, manufactures, leases, sells and services point-of-use pharmacy systems which automate the distribution and management of medications and supplies in hospitals and other health-care facilities); Medicine Shoppe International, Inc. (“Medicine Shoppe”) (a franchisor of apothecary-style retail pharmacies); PCI Services, Inc. (“PCI”) (an international provider of integrated packaging services to pharmaceutical manufacturers); Owen Healthcare, Inc. (“Owen”) (a provider of pharmacy management and information services to hospitals); the Cardinal Information group of companies (“CIC”) (a developer and provider of clinical information systems); R.P. Scherer Corporation (“Scherer”) (an international developer and manufacturer of drug delivery systems); and Automatic Liquid Packaging (“ALP”) (a contract manufacturer of sterile liquid pharmaceuticals and other health-care products).

      The Medical-Surgical Products segment primarily encompasses Allegiance Corporation (“Allegiance”). Allegiance is a distributor and manufacturer of medical, surgical and respiratory therapy products, and a provider of distribution and cost-saving services. See “Basis of Presentation” below.

      Basis of Presentation. The consolidated financial statements of the Company include the accounts of all majority-owned subsidiaries and all significant intercompany accounts and transactions have been eliminated. In addition, the consolidated financial statements give retroactive effect to the mergers with PCI on October 11, 1996; Owen on March 18, 1997; MediQual Systems, Inc. (“MediQual”) on February 18, 1998; Scherer on August 7, 1998; Allegiance on February 3, 1999; Pacific Surgical Innovations, Inc. (“PSI”) on May 21, 1999; and ALP on September 10, 1999 (see Note 2). Such business combinations were accounted for under the pooling-of-interests method.

      The Company’s fiscal year end is June 30 and Owen’s, MediQual’s, Scherer’s, Allegiance’s and PSI’s fiscal year ends were November 30, December 31, March 31, December 31 and September 30, respectively. For the fiscal year ended June 30, 1997, the consolidated financial statements combine the Company’s fiscal year ended June 30, 1997 with Owen’s financial results for the period of June 1, 1996 to June 30, 1997 (excluding Owen’s financial results for December 1996 in order to change Owen’s November 30 fiscal year end to June 30) and with the financial results for MediQual’s fiscal year ended December 31, 1996, Scherer’s fiscal year ended March 31, 1997, Allegiance’s fiscal year ended December 31, 1997 and PSI’s fiscal year ended September 30, 1997. For the fiscal year ended June 30, 1998, the consolidated financial statements combine the Company’s fiscal year ended June 30, 1998 with Scherer’s fiscal year ended March 31, 1998 and PSI’s fiscal year ended September 30, 1998.

      Due to the change in Owen’s fiscal year from November 30 to conform with the Company’s June 30 fiscal year end, Owen’s results of operations for the month of December 1996 are not included in the combined results of operations but are reflected as an adjustment in the Consolidated Statements of Shareholders’ Equity. As a result of changing MediQual’s fiscal year end from December 31 to June 30, the results of operations for the six months ended June 30, 1997 are not included in the combined results of operations but are reflected as an adjustment in the Consolidated Statements of Shareholders’ Equity. MediQual’s total revenue and net earnings for this period were $6.0 million and $1.7 million, respectively. MediQual’s cash flows from operating activities for this period were $1.2 million, while cash flows used in investing and financing activities were $0.3 million and $0.1 million, respectively. Due to the change in Scherer’s fiscal year end from March 31 to conform with the Company’s June 30 fiscal year end, Scherer’s results of operations for the three months ended June 30, 1998 are not included in the combined results of operations but are reflected as an adjustment in the Consolidated Statements of Shareholders’ Equity. Scherer’s net revenue and net earnings for this period were $161.6 million and $8.6 million, respectively. Scherer’s cash flows from operating and financing activities for this period were $12.6 million and $32.6 million, respectively, while cash flows used in investing activities were $12.2 million. As a result of changing Allegiance’s fiscal year end from December 31 to June 30, the results of operations for the six months ended December 31, 1997 are included in the combined results of operations for both the fiscal years ended June 30, 1997 and 1998 and are reflected as an adjustment in the Consolidated Statements of Shareholders’ Equity. Allegiance’s total revenue and net earnings for this period were $2.2 billion and $47.9 million, respectively. Allegiance’s cash flows from operating activities for this period were $147.2 million, while cash flows used in investing and financing activities were $63.7 million and $83.8 million,

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

respectively. Due to the change in ALP’s fiscal year end from March 31 to conform with the Company’s June 30 fiscal year end, ALP’s results of operations for the three months ended June 30, 1996 are not included in the combined results of operations but are reflected as an adjustment in the Consolidated Statements of Shareholders’ Equity. ALP’s net revenue and net earnings for this period were $11.8 million and $3.9 million, respectively. ALP’s cash flows from operating and financing activities for this period were $3.7 million and $1.4 million, respectively, while cash flows used in investing activities were $2.7 million. As a result of changing PSI’s fiscal year end from September 30 to June 30, the results of operations for the three months ended September 30, 1998 are included in the combined results of operations for both the fiscal years ended June 30, 1998 and 1999 and are reflected as an adjustment in the Consolidated Statements of Shareholders’ Equity. PSI’s total revenue and net loss for this period were $1.5 million and $0.1 million, respectively.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts may differ from these estimated amounts.

Cash Equivalents. The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates their fair value. Cash payments for interest were $105.5 million, $97.4 million and $111.5 million and cash payments for income taxes were $80.0 million, $157.9 million and $126.3 million for fiscal 1999, 1998 and 1997, respectively. See Notes 2 and 5 for additional information regarding non-cash investing and financing activities.

Receivables. Trade receivables are primarily comprised of amounts owed to the Company through its pharmaceutical and other health-care distribution activities and are presented net of an allowance for doubtful accounts of $53.9 million and $64.8 million at June 30, 1999 and 1998, respectively.

      The Company provides financing to various customers. Such financing arrangements range from one year to ten years, at interest rates that generally fluctuate with the prime rate. The financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivable are $19.8 million and $66.6 million at June 30, 1999 and 1998, respectively (the current portions are $9.2 million and $29.4 million, respectively), and are included in other assets. These amounts are reported net of an allowance for doubtful accounts of $4.9 million and $6.4 million at June 30, 1999 and 1998, respectively.

      During fiscal 1999, the Company formed Medicine Shoppe Capital Corporation (“MSCC”) and Pyxis Capital Corporation (“PCC”) as wholly owned subsidiaries of Medicine Shoppe and Pyxis, respectively. MSCC and PCC were incorporated for the sole purpose of buying receivables and selling those receivables to certain financial institutions or to other investors. They are designed to be special purpose, bankruptcy remote entities. Although consolidated to the extent required by generally accepted accounting principles, MSCC and PCC are separate corporations from the Company, Medicine Shoppe and Pyxis, they each maintain separate financial statements, and their assets will be available first and foremost to satisfy the claims of their creditors.

Inventories. A majority of inventories (approximately 59% in 1999 and 1998) are stated at lower of cost, using the last-in, first-out (“LIFO”) method, or market and are primarily merchandise inventories. The remaining inventory is primarily stated at the lower of cost using the first-in, first-out (“FIFO”) method or market. If the Company had used the FIFO method of inventory valuation, which approximates current replacement cost, inventories would have been higher than the LIFO method reported at June 30, 1999 and 1998 by $50.4 million and $54.4 million, respectively.

      The Company continues to consolidate locations, automate selected distribution facilities and invest in management information systems to achieve efficiencies in inventory management processes. As a result of the facility and related inventory consolidations, and the operational efficiencies achieved in fiscal 1999 and 1998, the Company had partial inventory liquidations in certain LIFO pools which reduced the LIFO provision by approximately $0.1 million and $2.3 million, respectively.

Property and Equipment. Property and equipment are stated at cost. Depreciation and amortization for financial reporting purposes are primarily computed using the straight-line method over the estimated useful lives of the assets which range from one to fifty years, including capital lease assets which are amortized over the terms of their respective leases. Amortization of capital lease assets is included in depreciation and amortization expense. At each balance sheet date, the Company assesses the recoverability of its long-lived property, based on a review of projected undiscounted cash flows associated with these assets.

Goodwill and Other Intangibles. Goodwill and other intangibles primarily represent intangible assets related to the excess

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of cost over net assets of subsidiaries acquired. Intangible assets are being amortized using the straight-line method over lives that range from ten to forty years. Accumulated amortization was $599.9 million and $529.8 million at June 30, 1999 and 1998, respectively. At each balance sheet date, a determination is made by management to ascertain whether there is an indication that the intangible assets may have been impaired based on a review of projected undiscounted operating cash flows for each subsidiary, except Allegiance. Allegiance assesses goodwill impairment based upon a fair value approach.

Revenue Recognition. The Company records distribution revenue when merchandise is shipped to its customers and the Company has no further obligation to provide services related to such merchandise. Along with other companies in the drug distribution industry, the Company reports as revenue bulk deliveries made to customers’ warehouses, whereby the Company acts as an intermediary in the ordering and subsequent delivery of pharmaceutical products. Fluctuations in bulk deliveries result largely from circumstances that are beyond the control of the Company, including consolidation within the customers’ industry, decisions by customers to either begin or discontinue warehousing activities, and changes in policy by manufacturers related to selling directly to the customers. Due to the insignificant margins generated through bulk deliveries, fluctuations in their amount do not have a significant impact on earnings.

      Revenue is recognized from sales-type leases of point-of-use pharmacy systems when the systems are delivered, the customer accepts the system, and the lease becomes noncancellable. Unearned income on sales-type leases is recognized using the interest method. Sales of point-of-use pharmacy systems are recognized upon delivery and customer acceptance. Revenue for systems installed under operating lease arrangements is recognized over the lease term as such amounts become receivable according to the provisions of the lease.

      The Company earns franchise and origination fees from its apothecary-style pharmacy franchisees. Franchise fees represent monthly fees based upon franchisees’ sales and are recognized as revenue when they are earned. Origination fees from signing new franchise agreements are recognized as revenue when the new franchise store is opened.

      Pharmacy management and other service revenue are recognized as the related services are rendered according to the contracts established. A fee is charged under such contracts through a monthly management fee arrangement, a capitated fee arrangement or a portion of the hospital charges to patients. Under certain contracts, fees for management services are guaranteed by the Company not to exceed stipulated amounts or have other risk-sharing provisions. Revenue is adjusted to reflect the estimated effects of such contractual guarantees and risk-sharing provisions.

      Packaging and contract manufacturing revenues are recognized from services provided upon the completion of such services.

      Clinical information system license revenue is recognized upon shipment of the system to the customer. The portion of the license fee related to system maintenance is deferred and recognized over the annual maintenance period.

      Drug delivery system revenue is recognized upon shipment of products to the customer. Non-product revenue related to option, milestone and exclusivity fees are recognized when earned and all obligations of performance have been completed.

Translation of Foreign Currencies. The financial position and the results of operations of the Company’s foreign operations, excluding the Company’s Malaysian and Mexican manufacturing operations which are denominated in U.S. dollars, are measured using the local currencies of the countries in which they operate and are translated into U.S. dollars. Although the effects of foreign currency fluctuations are mitigated by the fact that expenses of foreign subsidiaries are generally incurred in the same currencies in which sales are generated, the reported results of operations of the Company’s foreign subsidiaries are affected by changes in foreign currency exchange rates and, as compared to prior periods, will be higher or lower depending upon a weakening or strengthening of the U.S. dollar. In addition, the net assets of foreign subsidiaries are translated into U.S. dollars at the foreign currency exchange rates in effect at the end of each period. Accordingly, the Company’s consolidated shareholders’ equity will fluctuate depending upon the relative strengthening or weakening of the U.S. dollar versus relevant foreign currencies.

Derivative Financial Instrument Risk. The Company uses derivative financial instruments to minimize the impact of foreign exchange rate changes on earnings and cash flows. The Company also periodically enters into foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount. The Company does not use derivative financial instruments for trading or speculative purposes (see Note 6 for further discussion).

Research and Development Costs. Costs incurred in connection with the development of new products and manufacturing methods are charged to expense as incurred. Research and development expenses, net of customer reimbursements, were

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$49.7 million, $45.7 million and $35.4 million in fiscal 1999, 1998 and 1997, respectively. Customer reimbursements in the amount of $11.8 million, $13.0 million and $8.0 million were received for the fiscal years ended June 30, 1999, 1998 and 1997, respectively.

Income Taxes. No provision is made for U.S. income taxes on earnings of foreign subsidiary companies which the Company controls but does not include in the consolidated federal income tax return since it is management’s practice and intent to permanently reinvest the earnings.

Pro forma Adjustment for Income Taxes. On September 10, 1999, the Company completed a merger transaction with ALP (the “ALP Merger”). As of April 1998, ALP had elected S-Corporation status for income tax purposes. As a result of the merger, ALP terminated its S-Corporation election. The pro forma adjustment for income taxes presents the pro forma tax expense of ALP as if ALP had been subject to federal income taxes during the periods presented.

Earnings Per Common Share. Basic earnings per Common Share (“Basic”) is computed by dividing net earnings (the numerator) by the weighted average number of Common Shares outstanding during each period (the denominator). Diluted earnings per Common Share is similar to the computation for Basic, except that the denominator is increased by the dilutive effect of stock options outstanding, computed using the treasury stock method.

      Excluding dividends paid by all entities with which the Company has merged, the Company paid cash dividends per Common Share of $0.095, $0.070 and $0.060 for the fiscal years ended June 30, 1999, 1998 and 1997, respectively.

Stock Splits. On August 12, 1998, the Company declared a three-for-two stock split which was effected as a stock dividend and distributed on October 30, 1998 to shareholders of record on October 9, 1998. All share and per share amounts included in the consolidated financial statements, except the Consolidated Statements of Shareholders’ Equity, have been adjusted to retroactively reflect these stock splits.

Allegiance Spin-off. On September 30, 1996 (the “Distribution Date”), Baxter International Inc. (“Baxter”) and its subsidiaries transferred to Allegiance and its subsidiaries their U.S. health-care distribution business, surgical and respiratory therapy business and health-care cost-saving business, as well as certain foreign operations (the “Allegiance Business”), in connection with a spin-off of the Allegiance Business by Baxter. The spin-off occurred on the Distribution Date through a distribution of Allegiance common stock to Baxter stockholders (the “Distribution”) based on a distribution ratio of one Allegiance share for each five Baxter shares held. The Distribution of approximately 68.4 million equivalent Company Common Shares of Allegiance common stock was made to Baxter stockholders of record on September 26, 1996.

2. BUSINESS COMBINATIONS, MERGER-RELATED COSTS AND OTHER SPECIAL ITEMS

Business Combinations. On September 10, 1999, the Company completed the ALP Merger, which was accounted for as a pooling of interests. In the ALP Merger, the Company issued approximately 5.8 million Common Shares to ALP stockholders.

      On May 21, 1999, the Company completed a merger transaction with PSI. The Company issued approximately 233,000 Common Shares to PSI shareholders and has accounted for the merger transaction as a pooling of interests in the accompanying financial statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The table below presents a reconciliation of total revenue and net earnings available for Common Shares as reported in the accompanying consolidated financial statements with those previously reported by the Company. The term “Cardinal Health” as used herein refers to Cardinal Health, Inc. and subsidiaries prior to the ALP and PSI merger transactions.

(in millions)	Cardinal
	Health	ALP	PSI	Combined

Fiscal year ended June 30, 1997

Total revenue	$18,393.9	$65.9	$5.2	$18,465.0

Net earnings	$334.8	$16.1	$0.1	$351.0

Fiscal year ended June 30, 1998

Total revenue	$20,995.4	$73.2	$7.4	$21,076.0

Net earnings	$425.1	$23.4	$—	$448.5

Fiscal year ended June 30, 1999

Total revenue	$25,033.6	$71.1	$6.8	$25,111.5

Net earnings	$456.3	$24.5	$0.2	$481.0

Adjustments affecting net earnings and shareholders’ equity resulting from the ALP and PSI mergers to adopt the same accounting practices were not material for any periods presented herein. There were no material intercompany transactions. Since April 1998, ALP has been organized as an S-Corporation for tax purposes. Accordingly, ALP was not subject to federal income tax from April 1998 up to the date of the merger transaction. For the fiscal years ended June 30, 1999 and 1998, net earnings would have been reduced by $9.3 million and $4.6 million, respectively, if ALP had been subject to federal income taxes.

      On February 3, 1999, the Company completed a merger transaction with Allegiance that was accounted for as a pooling-of-interests transaction. The Company issued approximately 70.7 million Common Shares to Allegiance stockholders and Allegiance’s outstanding stock options were converted into options to purchase approximately 10.3 million Common Shares. In addition, on August 7, 1998, the Company completed a merger transaction with Scherer that was accounted for as a pooling-of-interests. The Company issued approximately 34.2 million Common Shares to Scherer stockholders and Scherer’s outstanding stock options were converted into options to purchase approximately 3.5 million Common Shares. The Company recorded a merger-related charge to reflect transaction and other costs incurred as a result of these merger transactions in fiscal 1999. Additional merger-related costs associated with integrating the separate companies and instituting efficiencies are charged to expense in subsequent periods when incurred.

      In addition to the merger transactions described above, during fiscal 1999, the Company completed several individually immaterial acquisitions, which were accounted for under the purchase method of accounting. These business combinations were primarily related to the Company’s med/surg distribution, point-of-use pharmacy systems and pharmaceutical-packaging services. The aggregate purchase price, which was paid primarily in cash, including fees and expenses, was approximately $160.8 million. Liabilities of the operations assumed were approximately $18.9 million, including debt of $3.2 million. Had the acquisitions taken place July 1, 1998, consolidated results would not have been materially different from reported results.

      On February 18, 1998, the Company completed a merger transaction with MediQual (the “MediQual Merger”) which was accounted for as a pooling-of-interests. The Company issued approximately 860,000 Common Shares to MediQual shareholders and MediQual’s outstanding stock options were converted into options to purchase approximately 36,000 Common Shares of the Company.

      During fiscal 1998, the Company made a number of individually immaterial acquisitions for an aggregate purchase price of $47.8 million and exchanged non-monetary assets with a value of approximately $10.5 million to acquire an interest in Source Medical Corporation, a new venture in Canada. All of these acquisitions were accounted for as purchase transactions. Had the acquisitions taken place July 1, 1997, consolidated results would not have been materially different from reported results.

      On March 18, 1997, the Company completed a merger transaction with Owen (the “Owen Merger”). The Owen Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 11.6 million Common Shares to Owen shareholders and Owen’s outstanding stock options were converted into options to purchase

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      approximately 1.0 million Common Shares.

      On October 11, 1996, the Company completed a merger transaction with PCI (the “PCI Merger”). The PCI Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 4.7 million Common Shares to PCI shareholders and PCI’s outstanding stock options were converted into options to purchase approximately 0.3 million Common Shares.

      During fiscal 1997, the Company made individually immaterial acquisitions, accounted for under the purchase method of accounting, totaling $71.4 million. Had these acquisitions taken place July 1, 1996, consolidated results would not have been materially different from reported results.

Merger-Related Costs. During fiscal 1999, merger-related costs totaling $146.6 million ($117.6 million, net of tax) were recorded. Of the amount recorded during fiscal 1999, approximately $95.4 million related to transaction and employee-related costs, and $36.1 million related to business restructuring and asset impairment costs associated with the Company’s merger transactions with Scherer and Allegiance. As part of the business restructuring, the Company is currently closing certain facilities. As such, the Company has incurred employee-related costs associated with the elimination of approximately 360 positions, asset impairment costs and exit costs related to the termination of contracts and lease agreements. In addition, the Company recorded costs of $4.0 million related to the write down of impaired inventory related to a previous merger and costs of $1.1 million related to severance costs for a restructuring associated with the change in management that resulted from the merger with Owen. The Company recorded costs of $13.7 million related to integrating the operations of companies that previously engaged in merger transactions with the Company. Partially offsetting the charge recorded was a $3.7 million credit to adjust the estimated transaction and termination costs previously recorded in connection with the canceled merger transaction with Bergen Brunswig Corporation (“Bergen”) (see Note 17). This adjustment relates primarily to services provided by third parties engaged by the Company in connection with the terminated Bergen transaction. The cost of such services was estimated and recorded in the prior periods when the services were performed. Actual billings were less than the estimate originally recorded, resulting in a reduction of the current period merger-related costs.

      During fiscal 1998, the Company recorded merger-related charges associated with transaction costs incurred in connection with the MediQual Merger ($2.3 million) and transaction costs incurred in connection with the proposed merger transaction with Bergen ($33.4 million) which was terminated subsequent to June 30, 1998 (see Note 17). In accordance with the terms of the Agreement and Plan of Merger between the Company, a wholly owned subsidiary of the Company, and Bergen, as amended, its termination required the Company to reimburse Bergen for $7.0 million of transaction costs upon termination of such Agreement (See Note 17). Additional merger-related costs, related to asset impairments ($3.8 million) and integrating the operations of companies that previously merged with the Company ($9.7 million), were incurred and recorded during fiscal 1998.

      During fiscal 1997, the Company recorded costs of approximately $31.1 million ($22.4 million, net of tax) related to the Owen Merger. These costs include $13.1 million for transaction and employee-related costs associated with the Owen Merger, $13.2 million for asset impairments ($10.6 million of which related to MediTROL, as discussed below), and $4.8 million related to other integration activities, including the elimination of duplicate facilities and certain exit and restructuring costs. At the time of the Owen Merger, Owen had a wholly owned subsidiary, MediTROL, Inc. (“MediTROL”), that manufactured, marketed, sold and serviced point-of-use medication distribution systems similar to Pyxis. Upon consummation of the Owen Merger, management committed to merge the operations of MediTROL into Pyxis, and phase-out production of the separate MediTROL product line. As a result of this decision, a MediTROL patent ($7.4 million) and certain other operating assets ($3.2 million) were written off as impaired. In addition, during fiscal 1997 the Company recorded costs totaling approximately $15.1 million ($11.4 million, net of tax) related to the PCI Merger. These costs include $13.8 million for transaction and employee-related costs associated with the PCI Merger (including $7.6 million for retirement benefits and incentive fees to two executives of PCI, which vested and became payable upon consummation of the PCI Merger) and $1.3 million related to other integration activities, including exit costs. In addition to the merger-related costs recorded in fiscal 1997 for the Owen Merger and the PCI Merger, the Company recorded $4.7 million ($2.8 million, net of tax) related to integrating the operations of companies that previously merged with the Company.

Other Special Items. During fiscal 1998, the Company recorded a special charge of $8.6 million ($5.2 million, net of tax) related to the rationalization of its pharmaceutical distribution operations. Approximately $6.1 million related to asset impairments and lease exit costs resulting primarily from the Company’s decision to accelerate the consolidation of a number of distribution facilities and the relocation to more modern facilities for certain others. The remaining amount related to employee severance costs, including approximately $2.0 million incurred in connection with the final settlement of a labor dispute with former employees of the Company’s Boston pharmaceutical distribution facility, resulting in termination of the union relationship.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      During fiscal 1998, Scherer finalized part of its long-term tax planning strategy by converting, with its joint venture partner, the legal ownership structure of Scherer’s 51% owned subsidiary in Germany from a corporation to a partnership. As a result of this change in tax status, the Company’s tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of approximately $4.6 million, as well as a reduction in cash taxes to be paid in the current and future years. Combined, these factors resulted in a one-time reduction of fiscal 1998 income tax expense by approximately $11.7 million.

      The net of tax effect of the various merger-related costs recorded and pro forma adjustments related to ALP taxes during fiscal 1999 was to reduce reported net earnings by $108.3 million to $481.0 million and to reduce reported diluted earnings per Common Share by $0.38 per share to $1.68 per share. The fiscal 1998 effect of various merger-related charges and other special items recorded and pro forma adjustments related to ALP taxes during fiscal 1998 was to reduce reported net earnings by $19.5 million to $448.5 million and to reduce reported diluted earnings per Common Share by $0.06 per share to $1.58 per share. The effect of the various merger-related costs recorded in fiscal 1997 was to reduce reported net earnings by $36.6 million to $351.0 million and to reduce reported diluted earnings per Common Share by $0.13 per share to $1.26 per share.

      Certain merger-related costs are based upon estimates, and actual amounts paid may ultimately differ from these estimates. If additional costs are incurred, such items will be expensed as incurred.

Restructuring Program. In fiscal 1993, Baxter (see Note 1) announced a restructuring plan designed in part to make Allegiance more efficient and responsive in addressing the changes in the U.S. health-care system. Charges totaling $560.0 million were recorded to cover costs associated with these restructuring initiatives. During fiscal 1999, 1998 and 1997, the Company had cash outflows related to the restructuring program of $6.6 million, $15.8 million and $15.6 million, respectively, and noncash charges against the restructuring program of $7.4 million, $9.1 million and $0.9 million, respectively. Prior to fiscal 1997, the total cash outflows and noncash charges related to the restructuring program were $242.4 million and $251.5 million, respectively. During the fiscal year ended June 30, 1999, $7.9 million of unnecessary restructuring reserves were reversed. The reversal of unnecessary reserves was principally the result of facility closures and consolidations being finalized at costs lower than originally anticipated.

      The cash outflows pertain primarily to employee-related costs for severance, outplacement assistance, relocation, implementation teams and facility consolidations. Since the inception of the restructuring program, approximately 2,500 positions have been eliminated. As of June 30, 1999 and June 30, 1998, the remaining restructuring reserve balance was $2.8 million and $24.7 million, respectively; all of which are classified as current liabilities. The remaining expenditures to be charged against the restructuring program are expected to occur in fiscal 2000, as implementation projects are completed as planned.

3. LEASES

Sales-Type Leases. The Company’s sales-type leases are for terms generally ranging up to five years. Lease receivables are generally collateralized by the underlying equipment. The components of the Company’s net investment in sales-type leases are as follows (in millions):

	June 30,	June 30,
	1999	1998

Future minimum lease payments receivable	$717.7	$387.5

Unguaranteed residual values	1.0	1.3

Unearned income	(100.1)	(55.5)

Allowance for uncollectible minimum lease payments receivable	(11.8)	(8.8)

Net investment in sales-type leases	606.8	324.5

Less: current portion	152.5	91.4

Net investment in sales-type leases, less current portion	$454.3	$233.1

      Future minimum lease payments to be received pursuant to sales-type leases during the next five years are: 2000 -$169.5 million, 2001 — $166.0 million, 2002 — $151.5 million, 2003 — $132.1 million, 2004 — $83.7 million and 2005 and thereafter — $14.9 million.

Lease Related Financing Arrangements. Pyxis has previously financed its working capital needs through the sale of certain lease receivables to a non-bank financing company. As of June 30, 1999, $68.9 million of lease receivables were owned by the financing company. In June 1998, the agreement with the financing company was amended to terminate Pyxis’ obligation

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to sell lease receivables to the financing company. Due to Pyxis customers upgrading the Pyxis machines or expanding the number of units being leased under the original lease agreements that have been sold to the financing company, Pyxis has been converting the original lease agreements with customers to updated lease agreements. Pyxis has been maintaining these revised leases and not selling them to the financing company to replace the original lease receivables. As a result, during fiscal 1999, Pyxis entered into an agreement with the financing company to pay the financing company the remaining portion of the original lease receivables outstanding at the time of revision over the original terms. The future minimum payments for these notes at June 30, 1999 are 2000 — $39.5 million; 2001 — $26.9 million; 2002 — $14.0 million; and 2003 - $3.1 million.

4. NOTES PAYABLE, BANKS

      The Company has entered into various unsecured, uncommitted line-of-credit arrangements that allow for borrowings up to $182.8 million at June 30, 1999, at various money market rates. At June 30, 1999, $28.6 million, at a weighted average interest rate of 6.4%, was outstanding under such arrangements and $24.7 million, at a weighted average interest rate of 7.2% was outstanding at June 30, 1998. The total available but unused lines of credit at June 30, 1999 was $154.2 million.

5. LONG-TERM OBLIGATIONS AND CREDIT FACILITIES

      Long-term obligations consist of the following (in millions):

	June 30,	June 30,
	1999	1998

6.0% Notes due 2006	$150.0	$150.0

6.25% Notes due 2008	150.0	—

6.5% Notes due 2004	100.0	100.0

6.75% Notes due 2004	99.7	100.0

7.3% Notes due 2006	183.2	199.6

7.8% Debentures due 2016	125.2	149.4

7.0% Debentures due 2026 (7 year put option in 2003)	199.9	199.9

Borrowings under credit facilities	132.2	248.8

Commercial paper	49.2	142.0

Other obligations; interest averaging 6.7% in 1999 and 6.1% in 1998, due in varying installments through 2020	46.1	48.5

Total	1,235.5	1,338.2

Less: current portion	11.6	8.2

Long-term obligations, less current portion	$1,223.9	$1,330.0

      The 6.0%, 6.25% and 6.5% Notes represent unsecured obligations of the Company, and the 6.75% Notes represent unsecured obligations of Scherer which are guaranteed by the Company. The 7.3% Notes and the 7.8% and 7.0% Debentures represent unsecured obligations of Allegiance which are guaranteed by the Company. These obligations are not redeemable prior to maturity and are not subject to a sinking fund.

      During fiscal 1999, the Company established an unsecured bank credit facility, which expires in March 2004. The credit facility provides for up to an aggregate of $1.0 billion in borrowings of which $150.0 million is part of a multi-currency allocation and $250.0 million represents a 364-day facility. Interest rates on outstanding borrowings are at LIBOR plus 0.25%. As of June 30, 1999, $80.7 million of borrowings were outstanding under the multi-currency allocation portion of the facility. The amounts outstanding under the short-term portion of the credit facility will be classified as long-term debt, as amounts are supported by a long-term credit facility, and will be refinanced. The agreement requires the Company to maintain a minimum net worth of $2.55 billion.

      The Company has a commercial paper program, providing for the issuance of up to $750.0 million in aggregate maturity value of commercial paper. Commercial paper with an aggregate maturity value of $49.2 million and $142.0 million was outstanding as of June 30, 1999 and 1998, respectively with an effective interest rate of 4.82%.

      During fiscal 1999, the Company terminated its unsecured revolving credit agreement (originally expiring 2001) and its unsecured bank credit facility (originally expiring 2002) which provided up to an aggregate of $900.0 million and $175.0 million in borrowings, respectively. As of June 30, 1998, $51.3 million was outstanding under the $175.0 million facility and no amounts were outstanding under the $900.0 million facility.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The Company maintains other short-term credit facilities. At June 30, 1999 and 1998, $51.5 million and $197.5 million, respectively, was outstanding under these uncommitted facilities. The effective interest rate as of June 30, 1999 was 6.00%. The amounts outstanding under the commercial paper program and short-term credit facilities have been classified as long-term debt, as amounts are supported by a long-term credit facility and will continue to be refinanced.

      Certain long-term obligations are collateralized by property and equipment of the Company with an aggregate book value of approximately $28.7 million at June 30, 1999. Maturities of long-term obligations for future fiscal years are 2000 -$11.6 million; 2001 — $111.7 million; 2002 — $3.1 million; 2003- $2.2 million; 2004 — $278.8 million and 2005 and thereafter — $828.1 million.

      At June 30, 1999, the Company had the capacity to issue $250 million of additional long-term debt pursuant to a shelf debt registration statement filed with the Securities and Exchange Commission.

6. FINANCIAL INSTRUMENTS

Interest Rate Management. The Company has entered into an interest rate swap agreement that matures November 2002 to hedge against variable interest rates. The Company exchanged its variable rate position related to a lease agreement for a fixed rate of 7.08%. The Company recognizes in income the periodic net cash settlements under the swap agreement as it accrues.

Foreign Exchange Risk Management. The Company in fiscal 1998 purchased various foreign currency options which expired as of June 30, 1999 to partially protect the Company from the risk that fluctuations in the foreign currency rates that could have an adverse effect on foreign subsidiaries’ earnings. In addition during fiscal 1998, the Company had foreign currency forward and option contracts that hedged a portion of anticipated production costs expected to be denominated in foreign currency. When the dollar strengthens against foreign currencies, the decline in the value of the foreign currency cash flows is partially offset by the recognition of gains in value of purchased currency options. Conversely, when the dollar weakens against foreign currencies, the increase in the value of foreign currency cash flows is reduced only by the recognition of the premium paid to acquire the options. Market value gains, losses and premiums on these contracts are recognized as income upon occurrence. The fair value is based upon the estimated amount the Company would receive to terminate the options. Net expense during fiscal 1999 was not material. Net expense during fiscal 1998 was $11.6 million related to these foreign currency forward contracts and options.

      In addition, the Company periodically enters into forward foreign currency exchange contracts to hedge certain exposures related to identifiable foreign currency transactions that are relatively certain as to both timing and amount. Gains and losses on the forward contracts are recognized concurrently with the gains and losses from the underlying transactions.

      The Company also uses commodity contracts to hedge raw material costs expected to be denominated in foreign currency. These contracts generally cover a one-year period and all gains and losses are deferred and recognized in cost of goods sold with the underlying product costs. The contracts qualify as hedges for accounting purposes in accordance with the criteria established in SFAS No. 80 “Accounting for Futures Contracts.” Cash flows resulting from these commodity contracts are classified in the same category as the items being hedged.

      The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote and in any event would not be material.

      Fair Value of Financial Instruments. The carrying amounts of cash and equivalents, trade receivables, accounts payables, notes payable-banks and other accrued liabilities at June 30, 1999 and 1998, approximate their fair value because of the short-term maturities of these items.

      The estimated fair value of the Company’s long-term obligations was $1,233.3 million and $1,366.2 million as compared to the carrying amounts of $1,235.5 million and $1,338.2 million at June 30, 1999 and 1998, respectively. The fair value of long-term insurance receivables and long-term litigation liabilities at June 30, 1999 were $52.2 million and $31.7 million compared to the carrying amounts of $57.3 million and $34.1 million, respectively. At June 30, 1998, the Company did not have balances related to these long-term receivables and long-term liabilities. The fair value of the Company’s long-term obligations and other items is estimated based on either the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities or estimated discounted cash flows.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following is a summary of the fair value of the Company’s derivative instruments, based upon the estimated amount that the Company would receive (or pay) to terminate the contracts at the reporting date. The fair values are based on quoted market prices for the same or similar instruments.

(in millions)		Fiscal Year ended June 30,

	1999		1998

	Notional	Fair	Notional	Fair

	Amount	Value (Loss)	Amount	Value (Loss)

Foreign currency exchange contract	$—	$—	$35.6	$(0.4)

Foreign currency options	—	—	3.0	0.1

Commodity contracts	9.6	(0.3)	14.2	(1.7)

Interest Rate Swaps	20.0	(0.7)	8.3	(1.0)

7. INCOME TAXES

      Consolidated income before taxes (in millions):

	Fiscal Year Ended June 30,

	1999	1998	1997

U.S. Based Operations	$710.9	$582.3	$463.4

Non-U.S. Based Operations	74.4	109.1	102.3

	$785.3	$691.4	$565.7

      The provision for income taxes consists of the following (in millions):

	Fiscal Year Ended June 30,

	1999	1998	1997

Current:

Federal	$123.9	$113.9	$141.3

State	26.3	23.1	21.7

Foreign	21.7	15.8	18.8

Total	171.9	152.8	181.8

Deferred	132.4	90.1	32.9

Total provision	$304.3	$242.9	$214.7

      A reconciliation of the provision based on the Federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Fiscal Year Ended June 30,

	1999	1998	1997

Provision at Federal statutory rate	35.0%	35.0%	35.0%

State income taxes, net of Federal benefit	3.9	4.1	3.9

Foreign tax rates	(3.0)	(4.8)	(3.8)

Nondeductible expenses	4.5	1.5	2.5

Other	(1.7)	(0.7)	0.4

Effective income tax rate	38.7%	35.1%	38.0%

      Provision has not been made for U.S. or additional foreign taxes on $343.2 million of undistributed earnings of foreign subsidiaries because those earnings are considered to be permanently reinvested in the operations of those subsidiaries. It is not practical to estimate the amount of tax that might be payable on the eventual remittance of such earnings.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities are as follows (in millions):

	June 30,	June 30,
	1999	1998

Deferred income tax assets:

Receivable basis difference	$27.8	$21.6

Accrued liabilities	101.0	156.7

Net operating loss carryforwards	9.1	48.7

Foreign tax and other credit carryforwards	16.5	—

Other	35.0	26.5

Total deferred income tax assets	189.4	253.5

Valuation allowance for deferred income tax assets	(7.0)	(21.7)

Net deferred income tax assets	182.4	231.8

Deferred income tax liabilities:

Inventory basis differences	(138.9)	(90.0)

Property-related	(218.9)	(237.0)

Revenues on lease contracts	(165.9)	(111.0)

Other	2.7	—

Total deferred income tax liabilities	(521.0)	(438.0)

Net deferred income tax liabilities	$(338.6)	$(206.2)

      The above amounts are classified in the consolidated balance sheets as follows (in millions):

	June 30,	June 30,
	1999	1998

Other current assets	$82.5	$133.3

Deferred income taxes and other liabilities	(421.1)	(339.5)

Net deferred income tax liabilities	$(338.6)	$(206.2)

      The Company had Federal net operating loss carryforwards of $3.3 million and state net operating loss carryforwards of $186.3 million as of June 30, 1999. At June 30, 1999, the Company did not have any foreign tax credit and capital loss carryforwards. A valuation allowance of $7.0 million at June 30, 1999 has been provided for the state net operating loss, foreign tax credit and capital loss carryforwards, as utilization of such carryforwards within the applicable statutory periods is uncertain. The Company’s Federal tax operating loss carryforwards and a portion of the state net operating loss carryforwards are subject to a change in ownership limitation calculation under Internal Revenue Code Section 382. After application of the valuation allowance described above, the Company anticipates no limitations will apply with respect to utilization of these assets. The Federal net operating loss carryforward begins expiring in 2000 and the state net operating loss carryforward expires through 2013. Expiring state net operating loss carryforwards and the required valuation allowances have been adjusted annually.

      Under a tax-sharing agreement with Baxter, Allegiance will pay for increases and be reimbursed for decreases to the net deferred tax assets transferred on the Distribution Date. Such increases or decreases may result from audit adjustments to Baxter’s prior period tax returns.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. EMPLOYEE RETIREMENT BENEFIT PLANS

      The Company sponsors various retirement and pension plans, including defined benefit and defined contribution plans. Substantially all of the Company’s domestic non-union employees are eligible to be enrolled in Company-sponsored contributory profit sharing and retirement savings plans which include features under Section 401(k) of the Internal Revenue Code, and provide for Company matching and profit sharing contributions. The Company’s contributions to the plans are determined by the Board of Directors subject to certain minimum requirements as specified in the plans.

      Qualified domestic union employees are covered by multi-employer defined benefit pension plans under the provisions of collective bargaining agreements. Benefits under these plans are generally based on the employee’s years of service and average compensation at retirement. Certain Allegiance employees who participated in Baxter-sponsored defined benefit plans prior to the Distribution (see Note 1) are eligible to receive a contribution to their qualified 401(k) account in an amount ranging from 2 to 8 percent of their annual compensation, depending on years of service. This transitional benefit will be provided to eligible employees through 2003.

      The total expense for employee retirement benefit plans (excluding defined benefit plans (see below)) was as follows (in millions):

	Fiscal Year Ended June 30,

	1999	1998	1997

Defined contribution plans	$44.3	$37.9	$34.4

Multi-employer plans	0.5	0.5	0.9

Total	$44.8	$38.4	$35.3

Defined Benefit Plans. The Company has several defined benefit plans covering substantially all salaried and hourly Scherer employees. The Company’s domestic defined benefit plans provide defined benefits based on years of service and level of compensation. Foreign subsidiaries provide for pension benefits in accordance with local customs or law. The Company funds its pension plans at amounts required by the applicable regulations.

      Effective July 1, 1998, the Company adopted SFAS No. 132, “Employers Disclosures about Pensions and Other Postretirement Benefits”. In accordance with SFAS 132, the following tables provide a reconciliation of the change in benefit obligation, the change in plan assets and the net amount recognized in the consolidated balance sheets (based on measurement date of March 31, in millions):

	June 30,

	1999	1998

Change in benefit obligation:

Benefit obligation at beginning of year	$86.7	$73.0

Service cost	6.5	4.9

Interest cost	6.7	5.4

Plan participant contributions	0.7	—

Amendments	0.2	—

Actuarial loss	4.6	7.7

Benefits paid	(3.7)	(2.1)

Translation adjustment	(3.0)	(2.2)

Benefit obligation at end of year	$98.7	$86.7

Change in plan assets:

Fair value of plan assets at beginning of year	$42.2	$34.5

Actual return on plan assets	12.2	4.4

Employer contributions	4.9	4.3

Plan participant contributions	0.7	—

Benefits paid	(2.6)	(1.3)

Translation adjustment	(1.7)	0.3

Fair value of plan assets at end of year	$55.7	$42.2

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	June 30,

	1999	1998

Funded status	$(43.0)	$(44.5)

Unrecognized net actuarial loss	7.5	12.7

Unrecognized net transition (asset) obligation	(2.0)	0.3

Unrecognized prior service cost	0.2	(0.1)

Net amount recognized	$(37.3)	$(31.6)

Amounts recognized in the Consolidated Balance Sheet:

Prepaid benefit cost	$1.6	$1.8

Accrued benefit liability	(38.9)	(33.4)

Net amount recognized	$(37.3)	$(31.6)

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $89.4 million, $85.1 million and $47.8 million, respectively, as of June 30, 1999 and $85.4 million, $75.8 million and $40.6 million, respectively, as of June 30, 1998.

      Components of the Company’s net periodic benefit costs are as follows (in millions):

	For the Fiscal Year Ended June 30,

	1999	1998	1997

Components of net periodic Benefit cost:

Service cost	$6.5	$4.9	$4.5

Interest cost	6.7	5.4	5.2

Expected return on plan assets	(6.9)	(5.1)	(4.1)

Amortization of actuarial loss	1.9	1.0	1.2

Amortization of transition (asset)/obligation	—	0.1	(0.2)

Amortization of prior service cost	0.3	—	—

Net amount recognized	$8.5	$6.3	$6.6

      For fiscal 1999 and 1998, the weighted – average actuarial assumptions used in determining the funded status information and net periodic benefit cost information were: discount rate of 6.4% and 7.5%, expected return on plan assets of 6.2% and 10.1% and rate of compensation increase of 3.7% and 4.6%, respectively.

9. COMMITMENTS AND CONTINGENT LIABILITIES

      The future minimum rental payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year at June 30, 1999 are: 2000 — $42.8 million; 2001 — $27.3 million; 2002 — $18.5 million; 2003 - $15.3 million; 2004 — $13.0 million and 2005 and thereafter — $32.8 million. Rental expense relating to operating leases was approximately $69.6 million, $64.8 million and $68.2 million in fiscal 1999, 1998, and 1997, respectively. Sublease rental income was not material for any period presented herein.

      The Company has entered into operating lease agreements with several banks for the construction of various new facilities. The initial terms of the lease agreements extend through May 2004, with optional five-year renewal periods. In the event of termination, the Company is required to either purchase the facility or vacate the property and make reimbursement for a portion of the uncompensated price of the property cost. The instruments provide for maximum fundings of $286.2 million, which is the total estimated cost of the construction projects. As of June 30, 1999, the amount expended was $176.8 million. Currently, the Company’s minimum annual lease payments under the agreements are approximately $11.5 million.

      As of June 30, 1999, the Company has capital expenditure commitments related primarily to plant expansions and facility

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

acquisitions of approximately $119.3 million.

      As of June 30, 1999, amounts outstanding on customer notes receivable sold with full recourse to a commercial bank totaled approximately $9.6 million. The Company also has outstanding guarantees of indebtedness and financial assistance commitments that totaled approximately $3.0 million at June 30, 1999.

      The Company becomes involved from time-to-time in litigation incidental to its business. In November 1993, Cardinal, five other pharmaceutical wholesalers, and twenty-four pharmaceutical manufacturers were named as defendants in a series of purported class action antitrust lawsuits alleging violations of various antitrust laws associated with the chargeback pricing system. The trial of this matter began on September 23, 1998. On November 19, 1998, after the close of plaintiffs’ case-in-chief, both the wholesaler defendants and the manufacturer defendants moved for a judgment as a matter of law in their favor. On November 30, 1998, the Court granted both of these motions and ordered judgment as a matter of law in favor of both the wholesaler and the manufacturer defendants. On January 25, 1999, the class plaintiffs filed a notice of appeal of the District Court’s decision with the Court of Appeals for the Seventh Circuit. On July 13, 1999, the Court of Appeals for the Seventh Circuit issued its decision, which, in part, affirmed the dismissal of the wholesaler defendants, including the Company. On July 27, 1999, the class plaintiffs filed a Petition for Rehearing with the Court of Appeals for the Seventh Circuit. The Company believes that the allegations set forth against Cardinal in these lawsuits are without merit.

      Allegiance assumed the defense of litigation involving claims related to the Allegiance Business from Baxter (see Note 1), including certain claims of alleged personal injuries as a result of exposure to natural rubber latex gloves. Since none of the cases involving natural rubber latex gloves has proceeded to a hearing on merits, the Company is unable to evaluate the extent of any potential liability, and unable to estimate any potential loss. The Company believes a substantial portion of any potential liability and defense costs, excluding defense costs already reserved, related to natural latex gloves cases and claims will be covered by insurance, subject to self-insurance retentions, exclusions, conditions, coverage gaps, policy limits and insurer solvency.

      Although the ultimate resolution of litigation cannot be forecast with certainty, the Company does not believe that the outcome of any pending litigation would have a material adverse effect on the Company’s consolidated financial statements.

10. SHAREHOLDERS’ EQUITY

      At June 30, 1999, the Company’s authorized capital shares consisted of (a) 500,000,000 Class A common shares, without par value; (b) 5,000,000 Class B common shares, without par value; and (c) 500,000 non-voting preferred shares without par value. At June 30, 1998, the Company’s authorized capital shares consisted of (a) 300,000,000 Class A common shares, without par value; (b) 5,000,000 B common shares, without par value; and (c) 500,000 non-voting preferred shares without par value. The Class A common shares and Class B common shares are collectively referred to as Common Shares. Holders of Class A and Class B common shares are entitled to share equally in any dividends declared by the Company’s Board of Directors and to participate equally in all distributions of assets upon liquidation. Generally, the holders of Class A common shares are entitled to one vote per share and the holders of Class B common shares are entitled to one-fifth of one vote per share on proposals presented to shareholders for vote. Under certain circumstances, the holders of Class B common shares are entitled to vote as a separate class. Only Class A common shares were outstanding as of June 30, 1999 and 1998.

11. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

      The Company invests cash in deposits with major banks throughout the world and in high quality short-term liquid instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. These investments mature within three months and the Company has not incurred any related losses.

      The Company’s trade receivables, finance notes and accrued interest receivable, and lease receivables are exposed to a concentration of credit risk with customers in the retail and health-care sectors. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the acute care portion of the health-care industry. However, such credit risk is limited due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. The Company performs ongoing credit evaluations of its customers’ financial conditions and maintains reserves for credit losses. Such losses historically have been within the Company’s expectations.

      During fiscal 1999 and fiscal 1998, the Company’s two largest customers individually accounted for 11% and 13% of operating revenue, respectively. During fiscal 1997, the same two customers individually accounted for 10% and 13% of operating revenue, respectively. These two customers are serviced primarily through the Pharmaceutical Distribution and Medical-Surgical Products segments. During fiscal 1999, one customer accounted for 57% of bulk deliveries. During fiscal years 1998 and 1997, one customer accounted for 62% of bulk deliveries.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. STOCK OPTIONS AND RESTRICTED SHARES

      The Company maintains stock incentive plans (the “Plans”) for the benefit of certain officers, directors and employees. Options granted generally vest over two or three years and are exercisable for periods up to ten years from the date of grant at a price which equals fair market value at the date of grant.

      The Company accounts for the Plans in accordance with APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plans been determined consistent with Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” the Company’s net income and diluted earnings per Common Share would have been reduced by $83.1 million and $0.29 per share, respectively, for fiscal 1999, $33.6 million and $0.12 per share, respectively, for fiscal 1998, and $19.2 million and $0.07 per share, respectively, for fiscal 1997. During fiscal 1999, stock option grants under the previous Allegiance and Scherer plans vested immediately on the merger date. These accelerated grants increased the fiscal 1999 pro forma effect on net income and diluted earnings per Common Share by $32.9 million and by $0.12 per share, respectively. Because the SFAS 123 method of accounting has not been applied to options granted prior to July 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

      The following summarizes all stock option transactions for the Company under the plans from July 1, 1996 through June 30, 1999, giving retroactive effect to conversions of options in connection with merger transactions and stock splits (in millions, except per share amounts):

	Fiscal 1999		Fiscal 1998		Fiscal 1997

		Weighted average		Weighted average		Weighted average
	Options	exercise price	Options	exercise price	Options	exercise price

Outstanding, beginning of year	21.1	$23.96	20.1	$19.25	21.7	$16.50

Granted	3.4	69.61	6.3	43.70	6.2	24.84

Exercised	(3.6)	16.80	(3.7)	14.62	(6.7)	15.81

Canceled	(0.6)	45.60	(0.9)	21.46	(1.1)	17.07

Change in fiscal year	—	—	(0.7)	28.26	—	—

Outstanding, end of year	20.3	$34.51	21.1	$23.96	20.1	$19.25

Exercisable, end of year	14.3	$23.84	6.6	$15.45	8.7	$13.98

      Giving retroactive effect to conversion of stock options related to mergers and stock splits, the weighted average fair value of options granted during fiscal 1999, 1998 and 1997 was $22.55, $14.19 and $9.57, respectively.

      The fair values of the options granted to Company employees and directors were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in the respective periods:

	As of June 30,

	1999	1998	1997

Risk-free interest rate	5.72%	5.53%	6.23%

Expected life	4 years	3 years	3 years

Expected volatility	30%	27%	25%

Dividend yield	0.18%	0.16%	0.17%

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information relative to stock options outstanding as of June 30, 1999:

		Options Outstanding		Options Exercisable

		Weighted average
		remaining
Range of exercise	Options	contractual life in	Weighted average	Options	Weighted average
prices	(in millions)	years	exercise price	(in millions)	exercise price

$0.05-$17.15	5.6	6.21	$14.20	5.5	$14.21

$17.22-$37.79	5.5	6.31	24.18	5.3	23.71

$38.06-$54.46	5.2	8.18	41.98	3.5	39.13

$55.67-$79.56	4.0	8.98	67.68	—	—

	20.3	7.28	$34.51	14.3	$23.84

      As of June 30, 1999, there remained approximately 0.8 million additional shares available to be issued pursuant to the Plans.

      The market value of restricted shares awarded by the Company is recorded in the “Other” component of shareholders’ equity in the accompanying consolidated balance sheets. The compensation awards are amortized to expense over the period in which participants perform services, generally one to seven years. As of June 30, 1999, approximately 0.3 million shares remained restricted and subject to forfeiture.

      Prior to the Allegiance Merger, Allegiance had an employee stock purchase plan under which the sale of 4.0 million of Allegiance’s common stock had been authorized. The purchase price was the lower of 85 percent of the closing market price on the date of subscription or 85 percent of the closing market price on the date of purchase. Under this plan, Allegiance sold to its employees 0.6 million shares at an average price per share of $23.33 in fiscal 1999 and 1.2 million shares at an average price per share of $10.88 in fiscal 1998. At June 30, 1998, subscriptions of 0.7 million were outstanding. The weighted average fair value of the purchase rights was $3.32. Subsequent to the Allegiance Merger, all outstanding subscriptions were canceled.

      On May 2, 1997, Allegiance received $54.8 million in cash from 141 members of its management who purchased approximately 3.0 million equivalent Cardinal Common Shares. Allegiance granted one-day options for the shares, which were immediately exercised. This Shared Investment Plan was designed to align management and stockholders interests.

13. SEGMENT INFORMATION

      As of June 30, 1999, the Company adopted Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information”. SFAS 131 requires companies to define and report financial and descriptive information about its operating segments. The Company is organized based on the products and services it offers. Under this organizational structure, the Company operates in three business segments: Pharmaceutical Distribution, Pharmaceutical Services and Medical-Surgical Products.

      The Pharmaceutical Distribution segment involves the distribution of a broad line of pharmaceuticals, health and beauty care products, therapeutic plasma and other specialty pharmaceutical products and other items typically sold by hospitals, retail drug stores and other health-care providers.

      The Pharmaceutical Services segment provides services to the health-care industry through the design of unique drug delivery systems, contract manufacturing, comprehensive packaging services, integrated pharmacy management, reimbursement services, clinical information system services and pharmacy automation equipment.

      The Medical-Surgical Products segment involves the manufacture of medical, surgical and laboratory products and the distribution of these products to hospitals, physician offices, surgery centers and other health-care providers.

      The Company evaluates the performance of the segments based on operating earnings after the corporate allocation of administrative expenses. Information about interest income and expense, and income taxes is not provided on a segment level. In addition, special charges are not allocated to the segments. The accounting policies of the segments are the same as described in the summary of significant accounting policies.

      The following table includes revenue and operating earnings for the fiscal years ended June 30, 1999, 1998 and 1997 for each segment and reconciling items necessary to total to amounts reported in the consolidated financial statements:

(in millions)
	Revenue

	1999	1998	1997

Operating revenue:

Pharmaceutical Distribution	$14,977.0	$11,938.7	$10,019.2

Pharmaceutical Services	2,152.6	1,885.6	1,624.6

Medical-Surgical Products	4,726.3	4,456.1	4,362.3

Inter-segment (1)	(297.4)	(195.8)	(10.2)

Total operating revenue	$21,558.5	$18,084.6	$15,995.9

Bulk Deliveries to Customer Warehouses:

Pharmaceutical Distribution	3,553.0	2,991.4	2,469.1

Total revenue	$25,111.5	$21,076.0	$18,465.0

	Operating Earnings

	1999	1998	1997

Pharmaceutical Distribution	$398.4	$315.5	$252.5

Pharmaceutical Services	369.9	314.0	258.7

Medical-Surgical Products	303.7	247.0	224.7

Corporate (2)	(172.5)	(76.2)	(48.3)

Total operating earnings	$899.5	$800.3	$687.6

      The following table includes capital expenditures, and depreciation and amortization expense for the fiscal years ended June 30, 1999, 1998 and 1997 and assets as of June 30, 1999, 1998 and 1997 for each segment and reconciling items necessary to total to amounts reported in the consolidated financial statements:

	Depreciation and Amortization Expense

	1999	1998	1997

Pharmaceutical Distribution	$28.0	$23.2	$20.5

Pharmaceutical Services	76.6	59.3	60.7

Medical-Surgical Products	119.9	122.8	126.0

Corporate (2)	13.7	13.1	6.3

Total depreciation and amortization	$238.2	$218.4	$213.5

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Capital Expenditures

	1999	1998	1997

Pharmaceutical Distribution	$61.9	$54.7	$44.8

Pharmaceutical Services	156.1	151.4	105.6

Medical-Surgical Products	108.0	80.2	84.3

Total capital expenditures	$326.0	$286.3	$234.7

	Assets

	1999	1998	1997

Pharmaceutical Distribution	$3,223.6	$2,698.3	$2,172.5

Pharmaceutical Services	2,291.7	1,800.3	1,470.8

Medical-Surgical Products	2,823.7	2,697.9	2,699.0

Corporate (3)	65.5	400.1	294.6

Total assets	$8,404.5	$7,596.6	$6,636.9

(1)	Inter-segment — revenue consists primarily of the elimination of inter-segment activity — primarily sales from Pharmaceutical Distribution to Pharmaceutical Services. Sales from one segment to another are priced at the equivalent external customer selling prices.

(2)	Corporate — operating earnings primarily consist of special charges of $146.6 million, $57.8 million and $50.9 million for the fiscal years ended June 30, 1999, 1998 and 1997, respectively, and unallocated corporate depreciation and amortization and administrative expenses.

(3)	Corporate — assets include primarily corporate cash and cash equivalents, corporate property, plant and equipment, net, unallocated deferred taxes and the elimination of investment in subsidiaries.

The following table presents revenue and long-lived assets by geographic area (in millions):

	Revenue			Long-Lived Assets

	For The Fiscal Year Ended June 30,			As of June 30,

	1999	1998	1997	1999	1998

United States	$24,199.5	$20,336.3	$17,717.2	$1,101.7	$1,030.6

International	912.0	739.7	747.8	459.8	457.4

Total	$25,111.5	$21,076.0	$18,465.0	$1,561.5	$1,488.0

Long-lived assets include property, plant and equipment, net of accumulated depreciation.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following selected quarterly financial data (in millions, except per share amounts) for fiscal 1999 and 1998 has been restated to reflect the pooling-of-interests business combinations as discussed in Note 2.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Fiscal 1999

Revenue:

Operating revenue	$5,017.4	$5,289.5	$5,579.5	$5,672.1

Bulk deliveries to customer warehouses	781.7	999.8	874.7	896.8

Total revenue	$5,799.1	$6,289.3	$6,454.2	$6,568.9

Gross margin	$591.4	$654.6	$677.7	$699.3

Selling, general and administrative expenses	$373.9	$401.4	$397.1	$408.5

Net earnings	$94.7	$141.5	$89.2	$155.6

Comprehensive income	$93.9	$145.6	$68.4	$156.1

Net earnings per Common Share:

Basic	$0.34	$0.51	$0.32	$0.56

Diluted	$0.33	$0.50	$0.31	$0.54

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Fiscal 1998

Revenue:

Operating revenue	$4,125.3	$4,434.1	$4,665.8	$4,859.4

Bulk deliveries to customer warehouses	681.2	750.6	720.1	839.5

Total revenue	$4,806.5	$5,184.7	$5,385.9	$5,698.9

Gross margin	$513.0	$547.8	$583.4	$616.9

Selling, general and administrative expenses	$334.4	$344.8	$351.4	$372.4

Net earnings	$95.5	$108.8	$114.5	$129.7

Comprehensive income	$93.9	$103.2	$108.0	$127.4

Net earnings per Common Share:

Basic	$0.34	$0.39	$0.41	$0.47

Diluted	$0.34	$0.38	$0.40	$0.46

      As more fully discussed in Note 2, merger-related costs and other special charges were recorded in various quarters in fiscal 1999 and 1998. The following table summarizes the impact of such costs, as well as the impact of the pro forma adjustments related to ALP taxes on net earnings and diluted earnings per share in the quarters in which they were recorded (in millions, except per share amounts):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Fiscal 1999

Net earnings	$(26.3)	$0.9	$(71.5)	$(11.4)

Diluted net earnings per Common Share	$(0.10)	$0.01	$(0.25)	$(0.04)

Fiscal 1998

Net earnings	$(1.3)	$(1.9)	$(12.0)	$(4.3)

Diluted net earnings per Common Share	$—	$(0.01)	$(0.05)	$(0.01)

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The above selected quarterly financial data for fiscal 1999 and 1998 differs from amounts previously reported by the Company due to the ALP and PSI merger transactions (See Note 2). Fiscal 1999 and 1998 amounts reported by the Company prior to the merger transactions with ALP and PSI are presented below and differ from the above selected quarterly financial data solely due to the addition of ALP and PSI amounts pursuant to the pooling-of-interests accounting method for business combinations (in millions, except per share amounts).

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Fiscal 1999

Revenue:

Operating revenue	$4,999.2	$5,269.4	$5,558.7	$5,653.3

Bulk deliveries to customer warehouses	781.7	999.8	874.7	896.8

Total revenue	$5,780.9	$6,269.2	$6,433.4	$6,550.1

Gross margin	$583.0	$644.1	$667.3	$690.0

Selling, general and administrative expenses	$368.6	$398.0	$393.2	$405.0

Net earnings	$90.8	$134.1	$81.9	$149.5

Comprehensive income	$89.0	$138.2	$62.1	$150.0

Net earnings per Common Share:

Basic	$0.34	$0.50	$0.30	$0.54

Diluted	$0.33	$0.48	$0.29	$0.53

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Fiscal 1998

Revenue:

Operating revenue	$4,107.3	$4,416.0	$4,643.6	$4,837.1

Bulk deliveries to customer warehouses	681.2	750.6	720.1	839.5

Total revenue	$4,788.5	$5,166.6	$5,363.7	$5,676.6

Gross margin	$505.7	$539.2	$572.7	$603.0

Selling, general and administrative expenses	$331.4	$341.4	$348.2	$369.3

Net earnings	$92.3	$105.3	$109.2	$118.3

Comprehensive income	$90.7	$99.7	$102.7	$116.0

Net earnings per Common Share:

Basic	$0.34	$0.39	$0.40	$0.44

Diluted	$0.33	$0.38	$0.39	$0.43

15. RELATED PARTY TRANSACTIONS

      Certain foreign subsidiaries purchase gelatin materials and the Company’s German subsidiary leases plant facilities, purchases other services and receives loans from time-to-time from a German company which is also the minority partner of the Company’s German and certain other European subsidiaries. Gelatin purchases, at prices comparable to estimated market prices, amounted to $28.0 million, $25.0 million and $24.6 million for the fiscal years ended June 30, 1999, 1998 and 1997, respectively. Rental payments amounted to $8.4 million, $4.8 million and $5.4 million and purchased services amounted to $9.4 million, $5.2 million and $5.5 million for each of the respective fiscal years.

16. RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

      In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities”. This new statement requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. As amended by Statement of Financial Accounting Standards No. 137 (“SFAS 137”), “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133,” the provisions of SFAS 133 will require adoption no later than the beginning of the Company’s fiscal year ending June 30, 2001.

      In March 1998, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” which will require adoption no later than the beginning of the Company’s fiscal year ending June 30, 2000. This new statement provides guidance on accounting for costs of computer software developed or obtained for internal use.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Adoption of these statements is not expected to have a material impact on the Company’s consolidated financial statements.

17. TERMINATED MERGER AGREEMENT

      On August 24, 1997, the Company and Bergen announced that they had entered into a definitive merger agreement (as subsequently amended by the parties on March 16, 1998), pursuant to which a wholly owned subsidiary of the Company would be merged with and into Bergen (the “Bergen Merger Agreement”). On March 9, 1998, the FTC filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the proposed merger. On July 31, 1998, the District Court granted the FTC’s request for an injunction to halt the proposed merger. On August 7, 1998, the Company and Bergen jointly terminated the Bergen Merger Agreement. In accordance with the terms of the Bergen Merger Agreement, the Company was required to reimburse Bergen for $7.0 million of transaction costs upon termination of the Bergen Merger Agreement. Additionally, the termination of the Bergen Merger Agreement will cause the costs incurred by the Company (that would not have been deductible had the merger been consummated) to become tax deductible, resulting in a tax benefit of $12.2 million. The obligation to reimburse Bergen and the additional tax benefit are reflected in the consolidated financial statements in the fourth quarter of the fiscal year ended June 30, 1998.

18. SUBSEQUENT EVENTS

      On July 12, 1999, the Company completed the purchase of MedSurg Industries, Inc., for $31.8 million. The acquisition was accounted for as a purchase.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(In Millions)

	Balance at	Charged to	Charged to		Change	Balance at
	Beginning	Costs and	Other		In Fiscal	End
Description	of Period	Expenses	Accounts(1)	Deductions(2)	Year(3)	of Period

Fiscal Year 1999:
Accounts receivable	$64.8	$29.2	$1.3	$(41.4)	$—	$53.9
Finance notes receivable	6.4	—	—	(1.5)	—	4.9
Net investment in sales-type leases	8.8	0.5	2.7	(0.2)	—	11.8

	$80.0	$29.7	$4.0	$(43.1)	$—	$70.6

Fiscal Year 1998:
Accounts receivable	$62.9	$19.1	$3.3	$(20.5)	$—	$64.8
Finance notes receivable	8.2	0.1	0.1	(2.0)	—	6.4
Net investment in sales-type leases	4.7	4.2	—	(3.7)	3.6	8.8

	$75.8	$23.4	$3.4	$(26.2)	$3.6	$80.0

Fiscal Year 1997:
Accounts receivable	$68.3	$10.0	$0.4	$(15.8)	$—	$62.9
Finance notes receivable	9.1	—	—	(0.9)	—	8.2
Net investment in sales-type leases	8.7	—	—	(4.0)	—	4.7

	$86.1	$10.0	$0.4	$(20.7)	$—	$75.8

(1)	During fiscal 1999, 1998 and 1997 recoveries of amounts provided for or written off in prior years were $4.0 million, $3.4 million and $0.4 million, respectively.

(2)	Write-off of uncollectible accounts.

(3)	Changes in fiscal year of acquired subsidiary.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS

      Management’s discussion and analysis has been prepared giving retroactive effect to the pooling-of-interests business combinations with PCI Services, Inc. (“PCI”) on October 11, 1996, Owen Healthcare, Inc. (“Owen”) on March 18, 1997, MediQual Systems, Inc. (“MediQual”) on February 18, 1998, R.P. Scherer Corporation (“Scherer”) on August 7, 1998, Allegiance Corporation (“Allegiance”) on February 3, 1999, Pacific Surgical Innovations, Inc. (“PSI”) on May 21, 1999 and Automatic Liquid Packaging, Inc. (“ALP”) on September 10, 1999. The discussion and analysis presented below should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this report.

      Portions of management’s discussion and analysis presented below include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “anticipate”, “project”, and similar expressions, among others, identify “forward-looking statements”, which speak only as of the date the statement was made. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to materially differ from those made, projected or implied. The most significant of such risks, uncertainties and other factors are described in the Company’s Form 10-K and Form 10-Q reports and exhibits and amendments to those reports and are incorporated herein by reference. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GENERAL

      The Company operates within three operating business segments: Pharmaceutical Distribution, Pharmaceutical Services, and Medical-Surgical Products. See Note 13 of “Notes to Consolidated Financial Statements” for a description of these segments.

RESULTS OF OPERATIONS
Operating Revenue

			Percent of Total
	Growth (1)		Operating Revenues

Years ended June 30	1999	1998	1999	1998

Pharmaceutical Distribution	25%	19%	68%	66%

Pharmaceutical Services	14%	16%	10%	10%

Medical-Surgical Products	6%	2%	22%	24%

Total Company	19%	13%	100%	100%

(1)	The growth rate applies to the respective fiscal year as compared to the prior fiscal year.

      The majority of the Company’s overall operating revenue increase (approximately 82% and 80%, in fiscal year 1999 and 1998, respectively) came from existing customers in the form of increased volume and pharmaceutical price increases. The remainder of the growth came from the addition of new customers.

      The Pharmaceutical Distribution segment’s operating revenue growth in 1999 and 1998 (including sales to Owen of $297.4 million in 1999 and $196.0 million in 1998, which were eliminated in consolidation) was primarily due to strong sales to pharmacy chain stores and through the Company’s specialty distribution businesses.

      The growth in the Pharmaceutical Services segment in 1999 was primarily the result of strong sales volume in the pharmacy automation and pharmaceutical-packaging businesses. The pharmacy automation business continued to experience solid growth in the U.S. hospital sector and increased demand from non-acute care customers. The pharmaceutical packaging business’ growth was attributable to a mix of new customers and increased volume from existing customers. The growth in the segment in 1998 was primarily on the strength of the Company’s pharmacy automation and pharmacy management businesses.

      The increase in the Medical-Surgical Products segment operating revenue in 1999 was primarily due to strong sales of self-manufactured products and higher margin distributed products. The increase in 1998 was primarily due to strong sales of self-manufactured products, partially offset by planned reductions in lower-margin, distributed products.

      Bulk Deliveries to Customer Warehouses. The Company reports as revenue bulk deliveries made to customers’ warehouses, whereby the Company acts as an intermediary in the ordering and subsequent delivery of pharmaceutical products. Fluctuations in bulk deliveries result largely from circumstances that are beyond the control of the Company, including consolidation within the customers’ industries, decisions by customers to either begin or discontinue warehousing activities, and changes in policies by manufacturers related to selling directly to customers. Due to the lack of margin generated through bulk deliveries, fluctuations in their amount have no significant impact on the Company’s earnings.

Gross Margin

	(as a percentage of operating revenue)
Years ended June 30	1999	1998	1997

Pharmaceutical Distribution	5.29%	5.58%	5.82%

Pharmaceutical Services	33.98%	33.32%	33.39%

Medical-Surgical Products	23.35%	21.69%	21.04%

Total Company	12.17%	12.50%	12.84%

      The decrease in the gross margin of the Pharmaceutical Distribution business in 1999 and 1998 is primarily due to the impact of lower selling margins, as a result of a highly competitive market and greater mix of high volume customers where a lower cost of distribution and better asset management enable the Company to offer lower selling margins to its customers.

      The Pharmaceutical Services segment’s gross margin increase in 1999 is a result of the higher margin pharmacy automation and pharmaceutical-packaging businesses’ operating revenue growing at a faster rate than the relatively lower margin pharmacy management business. The decrease in gross margin in 1998 is a result of the lower margin pharmacy management and pharmaceutical-packaging businesses’ operating revenue growing at a faster rate than the relatively higher margin pharmacy franchising business.

      The increase in the Medical-Surgical Products segment’s gross margin in 1999 and 1998 is primarily the result of improvements in the segments product mix, including the growth of self-manufactured products sales in both domestic and international markets, as well as the impact of manufacturing and other cost efficiencies.

Selling, General and Administrative Expenses

	(as a percentage of operating revenue)
Years ended June 30	1999	1998	1997

Pharmaceutical Distribution	2.63%	2.94%	3.30%

Pharmaceutical Services	16.79%	16.66%	17.46%

Medical-Surgical Products	16.93%	16.15%	15.89%

Total Company	7.33%	7.76%	8.22%

      The decline in selling, general and administrative expenses as a percentage of operating revenue for fiscal years 1999 and 1998 reflects economies associated with the Company’s revenue growth, in addition to significant productivity gains resulting from continued cost control efforts in all three segments and the continuation of consolidation and selective automation of operating facilities in the Pharmaceutical Distribution and Pharmaceutical Services segments. Offsetting the improvements in the Pharmaceutical Distribution and Pharmaceutical Services segments was an increase in selling, general and administrative expenses in the Medical-Surgical Products segment for both fiscal years 1999 and 1998. The increase in fiscal 1999 was primarily due to the acquisition of businesses having a higher selling, general and administrative expense rate than the Medical-Surgical Products segment’s normal rate during fiscal 1999. These acquisitions were accounted for under the purchase method of accounting. As such, historical financial statements have not been restated. The 13% and 8% growth in selling, general and administrative expenses experienced in fiscal years 1999 and 1998, respectively was due primarily to increases in personnel costs and depreciation expense, and compares favorably to the 19% and 13% growth in operating revenue for the same periods.

Special Charges

      Merger-Related Charges. During fiscal 1999, merger-related costs totaling $146.6 million ($117.6 million, net of tax) were recorded. Of the amount recorded during fiscal 1999, approximately $95.4 million related to transaction and employee-related costs, and $36.1 million related to business restructuring and asset impairment costs associated with the Company’s merger transactions with Scherer and Allegiance. As part of the business restructuring, the Company is currently closing certain facilities. As such, the Company has incurred employee-related costs associated with the elimination of approximately 360 positions, asset impairment costs and exit costs related to the termination of contracts and lease agreements. In addition, the Company recorded costs of $4.0 million related to the write down of impaired inventory related to a previous merger and costs of $1.1 million related to severance costs for a restructuring associated with the change in management that resulted from the merger with Owen. The Company recorded costs of $13.7 million related to integrating the operations of companies that previously engaged in merger transactions with the Company. Partially offsetting the charge recorded was a $3.7 million credit to adjust the estimated transaction and termination costs previously recorded in connection with the canceled merger transaction with Bergen Brunswig Corporation (“Bergen”) (see Note 17 of “Notes to Consolidated Financial Statements”). This adjustment relates primarily to services provided by third parties engaged by the Company in connection with the terminated Bergen transaction. The cost of such services was estimated and recorded in the prior periods when the services were performed. Actual billings were less than the estimate originally recorded, resulting in a reduction of the current period merger-related costs.

      During fiscal 1998, the Company recorded merger-related charges associated with transaction costs incurred in connection with the MediQual merger transaction ($2.3 million) and transaction costs incurred in connection with the proposed merger transaction with Bergen ($33.4 million) which was terminated subsequent to June 30, 1998 (see Note 17 of “Notes to Consolidated Financial Statements”). In accordance with the terms of the Agreement and Plan of Merger between the Company, a wholly owned subsidiary of the Company, and Bergen, as amended, its termination required the Company to reimburse Bergen for $7.0 million of transaction costs upon termination of such Agreement. Additional merger-related costs, related to asset impairments ($3.8 million) and integrating the operations of companies that previously merged with the Company ($9.7 million), were incurred and recorded during fiscal 1998.

      During fiscal 1997, the Company recorded merger-related charges associated with the PCI and Owen merger transactions ($46.2 million) and additional integration costs related to the Pyxis and Medicine Shoppe mergers ($4.7 million). See further discussion in Note 2 of “Notes to Consolidated Financial Statements.” The Company classifies costs associated with a merger transaction as “merger-related costs.” It should be noted that the amounts presented may not be comparable to similarly titled amounts reported by other companies.

      Asset impairments in fiscal 1997 include the write-off of a patent ($7.4 million) and the write-down of certain operating assets ($3.2 million) related to MediTROL, Inc. (“MediTROL,” a subsidiary acquired by the Company in the Owen merger transaction) as a result of management’s decision to merge the operations of MediTROL into Pyxis and phase-out production of the separate MediTROL product line.

Other Special Charges. During fiscal 1998, the Company recorded a special charge of $8.6 million related to the rationalization of its pharmaceutical distribution operations. Approximately $6.1 million related to asset impairments and lease exit costs resulting primarily from the Company’s decision to accelerate the consolidation of a number of distribution facilities and the relocation to more modern facilities for certain others. The remaining amount related to employee severance costs, including approximately $2.0 million incurred in connection with the settlement of a labor dispute with former employees of the Company’s Boston pharmaceutical distribution facility, resulting in termination of the union relationship.

      During fiscal 1998, Scherer, along with its joint venture partner, converted the legal ownership structure of Scherer’s 51% owned subsidiary in Germany from a corporation to a partnership. As a result of this change in tax status, the Company’s tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of approximately $4.6 million, as well as a reduction in the cash taxes to be paid in the current and future years. Combined, these factors reduced fiscal 1998 income tax expense by $11.7 million.

Pro Forma Impact. Since April 1998, ALP has been organized as an S-Corporation for tax purposes. Accordingly, ALP was not subject to federal income tax from April 1998 up to the date of the merger transaction. For the fiscal years ended 1999 and 1998, net earnings would have been reduced by $9.3 million and $4.6 million, respectively, if ALP had been subject to federal income taxes.

The following is a summary of the special charges and the pro forma impact of change in ALP tax status incurred by the Company during the fiscal years ended June 30, 1999, 1998 and 1997:

	Fiscal Year Ended
	June 30,

(in millions, except per share amounts)	1999	1998	1997

MERGER-RELATED COSTS:

Transaction and employee-related costs:

Transaction costs	$(52.9)	$(35.7)	$(14.5)

PCI vested retirement benefits and Incentive fee	—	—	(7.6)

Employee severance/termination	(39.5)	—	(4.4)

Other	(0.4)	—	(0.6)

Total transaction and employee-related costs	(92.8)	(35.7)	(27.1)

Other merger-related costs:

Asset impairments	(16.8)	(3.8)	(13.2)

Exit and restructuring costs	(23.3)	—	(2.2)

Duplicate facilities elimination	—	—	(1.7)

Integration and efficiency implementation	(13.7)	(9.7)	(6.7)

Total other merger-related costs	(53.8)	(13.5)	(23.8)

Total merger-related costs	$(146.6)	$(49.2)	$(50.9)

OTHER SPECIAL CHARGES:

Facilities closures	$—	$(6.1)	$—

Employee severance	—	(2.5)	—

Total other special charges	—	(8.6)	—

TOTAL SPECIAL CHARGES	(146.6)	(57.8)	(50.9)

Tax effect of special charges	29.0	22.0	14.3

Pro forma impact ALP taxes	9.3	4.6	—

Tax benefit for change in tax status	—	11.7	—

Effect on net earnings	$(108.3)	$(19.5)	$(36.6)

Effect on diluted earnings per share	$(0.38)	$(0.06)	$(0.13)

      The effects of the merger-related costs, other special charges and pro forma adjustments related to ALP tax treatment are included in the reported net earnings of $481.0 million in fiscal 1999, $448.5 million in fiscal 1998 and $351.0 million in fiscal 1997 and in the reported diluted earnings per Common Share of $1.68 in fiscal 1999, $1.58 in fiscal 1998 and $1.26 in fiscal 1997.

      The Company estimates that it will incur additional merger-related costs associated with the various merger transactions it has completed to date totaling approximately $100.0 million ($61.2 million, net of tax) in future periods (excluding the ALP merger transaction) in order to properly integrate operations, of which a portion represents facility rationalizations, and implement efficiencies with regard to, among other things, information systems, customer systems, marketing programs and administrative functions. Such amounts will be charged to expense when incurred.

      The Company’s trend with regard to acquisitions has been to expand its role as a provider of services to the health-care industry. This trend has resulted in expansion into service areas which (a) complement the Company’s core pharmaceutical distribution business; (b) provide opportunities for the Company to develop synergies with, and thus strengthen, the acquired business; and (c) generally generate higher margins as a percentage of operating revenue than pharmaceutical distribution. As the health-care industry continues to change, the Company is constantly evaluating merger or acquisition candidates in pharmaceutical distribution, as well as related sectors of the health-care industry that would expand its role as a service provider; however, there can be no assurance that it will be able to successfully pursue any such opportunity or consummate any such transaction, if pursued. If additional transactions are entered into or consummated, the Company would incur additional merger-related costs.

Interest Expense. The increase in interest expense of $4.9 million during fiscal 1999 compared to fiscal 1998 is primarily due to the Company’s issuance of $150 million of 6.25% Notes due 2008, in a public offering in July 1998 (see “Liquidity and Capital Resources”). The effect of the issuance of the 6.25% Notes during fiscal 1999 has been partially offset by a decrease in other debt instruments with higher interest rates.

      The $12.6 million decrease in interest expense in fiscal 1998 compared to fiscal 1997 is primarily due to the paydown of the Company’s $100 million of 8% Notes on March 1, 1997 and a reduction in the overall interest rate on total debt outstanding during fiscal 1998 compared to fiscal 1997.

Provision for Income Taxes. The Company’s provision for income taxes relative to pretax earnings was 39%, 35% and 38% for fiscal years 1999, 1998 and 1997, respectively. The fluctuation in the tax rate is primarily due to the impact of recording certain non-deductible merger-related costs during various periods and the change in ALP tax status, as well as fluctuating state and foreign effective tax rates as a result of the Company’s business mix for all three fiscal years. Also, a change in tax status of a 51% owned German subsidiary resulted in a lower tax provision during fiscal 1998. The provision for income taxes excluding the impact of merger-related charges and including the pro forma impact of the change in ALP tax status was 37%, 38% and 37% for fiscal years 1999, 1998 and 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES

      Working capital increased to $2.3 billion at June 30, 1999 from $2.1 billion at June 30, 1998. This increase resulted from additional investments in inventories and trade receivables of $320.5 million and $153.5 million, respectively. Offsetting the increases in working capital was an increase in accounts payable of $216.9 million and a decrease in cash of $203.7 million. Increases in inventories reflect the higher level of business volume in pharmaceutical distribution activities, especially in the fourth quarter of fiscal 1999 when distribution revenue grew 21% over the same period in the prior year. The increase in trade receivables is consistent with the Company’s revenue growth (see “Operating Revenue” above). The change in accounts payable and cash is due primarily to the timing of inventory purchases and related payments.

      Property and equipment, at cost increased by $152.0 million from June 30, 1998 to June 30, 1999. The increase was primarily due to ongoing plant expansion and manufacturing equipment purchases in certain service businesses, as well as additional investments made for management information systems and upgrades to distribution facilities. The Company has several operating lease agreements for the construction of new facilities. See further discussion in Note 9 of “Notes to Consolidated Financial Statements.”

      Shareholders’ equity increased to $3.6 billion from $3.1 billion at June 30, 1998, primarily due to net earnings of $481.0 million and the investment of $132.4 million by employees of the Company through various stock incentive plans, offset by the retirement of $40.1 million of Allegiance treasury shares.

      The Company has line-of-credit agreements with various bank sources aggregating $182.8 million. At June 30, 1999, $28.6 million was outstanding related to the Company’s line of credit agreements. (See Note 4 of “Notes to Consolidated Financial Statements”).

      As of June 30, 1999, the Company has a commercial paper program, providing for the issuance of up to $750.0 million in aggregate maturity value of commercial paper. The Company had $49.2 million outstanding under this program at June 30, 1999. Subsequent to June 30, 1999, the Company increased its capacity under this program to provide for the issuance of up to $1.0 billion in aggregate maturity value of commercial paper. The Company also has an unsecured bank credit facility, which provides for up to an aggregate of $1.0 billion in borrowings of which $150.0 million is part of a multi-currency allocation and $250.0 million represents a 364-day facility. As of June 30, 1999, $80.7 million of borrowings were outstanding under the multi-currency allocation portion of the facility (see Note 5 of “Notes to Consolidated Financial Statements”). During March 2000, the Company increased its capacity under this agreement to provide for up to an aggregate of $1.5 billion in borrowings.

      On July 13, 1998, the Company issued $150 million of 6.25% Notes due 2008, the proceeds of which were used for working capital needs due to growth in the Company’s business. The Company currently has the capacity to issue $250 million of additional debt securities pursuant to a shelf registration statement filed with the Securities and Exchange Commission.

      The Company believes that it has adequate capital resources at its disposal to fund currently anticipated capital expenditures, business growth and expansion, and current and projected debt service requirements, including those related to business combinations.

      See Notes 1 and 6 of the “Notes to Consolidated Financial Statements” for information regarding the use of financial instruments and derivatives thereof, including foreign currency hedging instruments. As a matter of policy, the Company does not engage in “speculative” transactions involving derivative financial instruments.

OTHER

Termination Agreement. On August 24, 1997, the Company and Bergen announced that they had entered into a definitive merger agreement, as amended, pursuant to which a wholly owned subsidiary of the Company would be merged with and into Bergen (the “Bergen Merger Agreement”). On July 31, 1998, the United States District Court for the District of Columbia granted the Federal Trade Commission’s request for a preliminary injunction to halt the proposed merger. On August 7, 1998, the Company and Bergen jointly terminated the Bergen Merger Agreement and, in accordance with the terms of the Bergen Merger Agreement, the Company reimbursed Bergen for $7.0 million of transaction costs. Additionally, the termination of the Bergen Merger Agreement caused the costs incurred by the Company (that would not have been deductible had the merger been consummated) to become tax deductible for federal income tax purposes, resulting in a tax benefit of $12.2 million. The obligation to reimburse Bergen and the additional tax benefit were recorded in the fourth quarter of the fiscal year ended June 30, 1998. (See Note 17 of “Notes to Consolidated Financial Statements”).

Year 2000 Project. The Company utilizes computer technologies in each of its businesses to effectively carry out its day-to-day operations. Computer technologies include both information technology in the form of hardware and software, as well as embedded technology in the Company’s facilities and equipment. Similar to most companies, the Company must determine whether its systems are capable of recognizing and processing date sensitive information properly in the year 2000. The Company is utilizing a multi-phased concurrent approach to address this issue.

      The first of two project segments, “Mitigation and Validation,” included specific awareness, assessment, remediation, validation and implementation phases. The Company has substantially completed all of these phases of this project segment. The Company has corrected, replaced, mitigated, or retired the vast majority of those business critical systems which were not year 2000 ready in order to ensure the Company’s ability to continue to meet its internal needs and those of its suppliers and customers. The Company expects that all-remaining Mitigation and Validation issues will be fully completed on or before September 30, 1999. This process includes the multiple testing of critical systems to ensure that year 2000 readiness has been accomplished.

      The second project segment, “Business Protection,” also includes several phases — business dependency and risk assessment, contingency planning, and situation management planning. The Company has made significant and substantial progress with this segment and expects to substantially complete the business dependency and risk assessment phase by August 31, 1999 and the remaining two phases by September 30, 1999.

      The Company currently believes it will be able to modify, replace, or mitigate its affected systems in time to avoid any material detrimental impact on its operations. If the Company determines that it is unable to remediate and properly test affected systems on a timely basis, the Company intends to develop appropriate contingency plans for any such mission-critical systems at the time such determination is made. While the Company is not presently aware of any significant probability that its systems will not be properly remediated on a timely basis, there can be no assurances that all year 2000 remediation processes will be completed and properly tested before the year 2000, or that contingency plans will sufficiently mitigate the risk of a year 2000 readiness problem.

      The Company estimates that the aggregate costs of its year 2000 project will be approximately $27.0 million, including costs incurred to date. Significant portions of these costs were not incremental costs, but rather represented the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on the day-to-day operations of the Company. Since the initiation of the year 2000 project, the Company estimates that it has incurred costs of approximately $20.0 million of which approximately $6.2 million represented incremental costs. The anticipated impact and costs of the project, as well as the date, on which the Company expects to complete the project, are based on management’s best estimates using information currently available and numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Based on its current estimates and information currently available, the Company does not anticipate that the costs associated with this project will have a material adverse effect on the Company’s consolidated financial statements.

      The Company has formally communicated with its significant suppliers, customers, and critical business partners to determine the extent to which the Company may be vulnerable in the event that those parties fail to properly remediate their own year 2000 issues. The Company has taken steps to monitor the progress made by those parties, and intends to test critical system interfaces as the year 2000 approaches. The Company is in the process of developing appropriate contingency plans in the event that a significant exposure is identified relative to the dependencies on third-party systems. Although the Company is not presently aware of any such significant exposure, there can be no guarantee that the systems of third parties on which the Company relies or with which the Company interfaces will be converted in a timely manner, or that a failure to properly convert by a third party would not have a material adverse effect on the Company.

      The potential risks associated with the year 2000 issues include, but are not limited to: temporary disruption of the Company’s operations, loss of communication services and loss of other utility services. The Company believes that the most reasonably likely worst-case year 2000 scenario would be a loss of communication services which could result in problems with receiving, processing, tracking and billing customer orders; problems receiving, processing and tracking orders placed with suppliers; and problems with banks and other financial institutions. Currently, as part of the Company’s normal business contingency planning, a plan has been developed for business disruptions due to natural disasters and power failures. The Company is in the process of enhancing these contingency plans to include provisions for year 2000 issues, although it will not be possible to develop contingency plans for all potential disruption. Although the Company anticipates that minimal business disruption will occur as a result of the year 2000 issues, based upon currently available information, incomplete or untimely resolution of year 2000 issues by either the Company or significant suppliers, customers and critical business partners could have a material adverse impact on the Company’s consolidated financial statements.

      To date, the Company has not experienced any significant year 2000 related system failures nor, to its knowledge, have any of its significant suppliers.

The Euro Conversion. On January 1, 1999, certain member countries of the European Union irrevocably fixed the conversion rates between their national currencies and a common currency, the “Euro”, which became their legal currency on that date. The participating countries’ former national currencies will continue to exist as denominations of the Euro until January 1, 2002. The Company has addressed the business implications of conversion to the Euro, including the need to adapt internal systems to accommodate Euro-denominated transactions, the competitive implications of cross-border price transparency, and other strategic implications. The Company does not expect the conversion to the Euro to have a material impact on its consolidated financial statements.

Recently Adopted Financial Accounting Standards. As of September 30, 1998, the Company adopted, on a retroactive basis, Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 requires the presentation of comprehensive income and its components in a full set of general-purpose financial statements. The Company’s comprehensive income consists of net earnings and foreign currency translation adjustments.

      As of June 30, 1999, the Company adopted Statement of Financial Accounting Standards No. 131 (“SFAS 131”) “Disclosures about Segments of an Enterprise and Related Information.” SFAS 131 requires companies to define and report financial and descriptive information about its operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers (See Note 13 of “Notes to Consolidated Financial Statements”).

      As of June 30, 1999, the Company adopted Statement of Financial Accounting Standards No. 132 (“SFAS 132”), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” SFAS 132 revises employers’ disclosures about pension and other postretirement benefit plans. The new statement does not change the existing method of expense recognition. There was no effect on financial position or net income as a result of adopting SFAS 132. (See Note 8 of “Notes to Consolidated Financial Statements”).

      Recently Issued Financial Accounting Standards. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities.” This new statement requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. As amended by Statement of Financial Accounting Standards No. 137 (“SFAS 137”), “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133,” the provisions of SFAS 133 will require adoption no later than the beginning of the Company’s fiscal year ending June 30, 2001.

      In March 1998, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” which will require adoption no later than the beginning of the Company’s fiscal year ending June 30, 2000. This new statement provides guidance on accounting for costs of computer software developed or obtained for internal use.

      Adoption of these statements is not expected to have a material impact on the Company’s consolidated financial statements.

Item 7a: Quantitative and Qualitative Disclosures about Market Risk

      The Company is exposed to market risks, which include changes in U.S. interest rates, changes in foreign currency exchange rates as measured against the U.S. dollar and changes in commodity prices.

Interest Rates. The Company utilizes a mix of debt maturities along with both fixed-rate and variable-rate debt to manage its exposures to changes in interest rates. The Company does not expect changes in interest rates to have a material effect on income or cash flows in fiscal 2000, although there can be no assurances that interest rates will not significantly change.

      As of June 30, 1999, the Company had total long-term obligations outstanding of $1,235.5 million of which $1,008.0 million represented Notes and Debentures with fixed interest rates and maturity dates beginning in fiscal 2004. As of June 30, 1998, the Company had total long-term obligations outstanding of $1,338.2 million of which $898.9 million represented Notes and Debentures with fixed interest rates and maturity dates beginning in fiscal 2004. The average interest rate related to these obligations was 6.8% and 7.0% as of June 30, 1999 and 1998, respectively. The majority of the remaining outstanding long-term obligations and credit facilities have variable interest rates that fluctuate with the LIBOR or prime rates. As of June 30, 1999 and 1998, the fair value of the total long-term obligations was $1,233.3 million and $1,366.2 million, respectively. Maturities of long-term obligations for future fiscal years are: 2000 — $11.6 million; 2001 — $111.7 million; 2002 — $3.1 million; 2003 — $2.2 million; 2004 — $278.8 million and 2005 and thereafter — $828.1 million.

      The Company periodically enters into interest rate swap agreements when existing conditions and market situations dictate. The Company does not enter into interest rate swap agreements for trading or speculative purposes. The impact of interest rate swaps is not significant. See Note 6 of “Notes to Consolidated Financial Statements”.

Foreign Exchange. The Company conducts business in several major international currencies. The Company periodically uses financial instruments, principally foreign currency options to attempt to manage the impact of foreign exchange rate changes on earnings. In addition, the Company periodically enters into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currency. The purpose of entering into these hedge transactions is to minimize the impact of foreign currency fluctuations on the results of operations and cash flows. Gains and losses on the hedging activities are recognized concurrently with the gains and losses from the underlying transactions. The Company does not enter into forward exchange contracts or foreign currency options for trading purposes.

      In addition, the Company uses commodity contracts to hedge raw material costs expected to be denominated in foreign currency. These contracts generally cover a one-year period and all gains and losses are deferred and recognized in cost of goods sold with the underlying product costs.

      As of June 30, 1999, the Company did not have any material foreign currency options or forward exchange contracts outstanding. As of June 30, 1998, the Company’s foreign currency options consisted of the option to exchange German marks at a fixed exchange rate of 1.722 German marks per U.S. dollar and British pound sterling at a fixed exchanged rate of $1.6242 per pound sterling. The notional principal amount under these foreign currency option contracts was approximately $3.0 million and its related fair value was $0.1 million at June 30, 1998. In addition, as of June 30, 1998, the Company’s forward exchange contracts consisted of forward contracts to sell German marks and U.S. dollars for British pound sterling at a fixed exchange rate of 3.05679 German mark per British pound sterling and $1.67 per pound sterling. The notional principal amount under these foreign exchange contracts was approximately $35.6 million and its related fair value was $(0.4) million at June 30, 1998. As of June 30, 1998, the notional amount of the commodity hedge contracts was $14.2 million and the related fair market value of these contracts was $(1.7) million. As of June 30, 1999, the notional amount of the commodity hedge contracts was $9.6 million and the related fair market value of these contracts was $(0.3) million. The unrealized gains or losses on these options or contracts represent hedges of foreign exchange gains and losses on a portion of the Company’s foreign earnings, cash flows and selected transactions. As a result, the Company does not expect future gains and losses on these contracts to have a material impact on the Company’s consolidated financial statements.

Selected Consolidated Financial Data

      The following selected consolidated financial data of the Company was prepared giving retroactive effect to the business combinations with Medicine Shoppe International, Inc. on November 13, 1995; Pyxis Corporation on May 7, 1996; PCI Services, Inc. (“PCI”) on October 11, 1996; Owen Healthcare, Inc. (“Owen”) on March 18, 1997; MediQual Systems, Inc. (“MediQual”) on February 18, 1998; R.P. Scherer Corporation (“Scherer”) on August 7, 1998; Allegiance Corporation (“Allegiance”) on February 3, 1999; Pacific Surgical Innovations, Inc. (“PSI”) on May 21, 1999; and Automatic Liquid Packaging, Inc. (“ALP”) on September 10, 1999, all of which were accounted for as pooling-of-interests transactions (see Note 2 of “Notes to Consolidated Financial Statements”).

      For the fiscal years ended June 30, 1996 and 1995, the information presented is derived from consolidated financial statements which combine data from Cardinal for the fiscal years ended June 30, 1996 and 1995 with data from PCI for the fiscal years ended September 30, 1996 and 1995, respectively, Owen for the fiscal years ended November 30, 1995 and 1994, respectively, MediQual for the fiscal years ended December 31, 1995 and 1994, respectively, Scherer for the fiscal years ended March 31, 1996 and 1995, respectively, Allegiance for the fiscal years ended December 31, 1996 and 1995, respectively, PSI for the fiscal years September 30, 1996 and 1995, respectively, and ALP for the fiscal years ended March 31, 1996 and 1995, respectively.

      For the fiscal year ended June 30, 1997, the information presented is derived from the consolidated financial statements which combine Cardinal for the fiscal year ended June 30, 1997 with PCI’s financial results for the nine months ended June 30, 1997, Owen’s financial results for the period of June 1, 1996 to June 30, 1997 (excluding Owen’s financial results for December 1996 in order to change Owen’s November 30 fiscal year end to June 30), MediQual’s financial results for the fiscal year ended December 31, 1996, Scherer’s financial results for the fiscal year ended March 31, 1997, Allegiance’s financial results for the fiscal year ended December 31, 1997, and PSI’s financial results for the fiscal year ended September 30, 1997.

      For the fiscal year ended June 30, 1998, the information presented is derived from the consolidated financial statements which combine Cardinal for the fiscal year ended June 30, 1998 with Scherer’s financial results for the fiscal year ended March 31, 1998 and PSI’s financial results for the fiscal year ended September 30, 1998.

      The selected consolidated financial data below should be read in conjunction with the Company’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED CONSOLIDATED FINANCIAL DATA

	CARDINAL HEALTH, INC. AND SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL DATA (in millions, except per share amounts)

		At or For the Fiscal Year Ended

			June 30, (1)

	1999 (2)	1998 (2)	1997	1996	1995

Earnings Data:

Revenue:

Operating revenue	$21,558.5	$18,084.6	$15,995.9	$14,449.6	$14,002.5

Bulk deliveries to
Customer warehouses	3,553.0	2,991.4	2,469.1	2,178.5	1,779.5

Total revenue	$25,111.5	$21,076.0	$18,465.0	$16,628.1	$15,782.0

Net earnings (loss)	481.0	448.5	351.0	(310.2)	476.7

Earnings (loss) per
Common Share: (3)
Basic	$1.73	$1.61	$1.29	$(1.17)	$1.83

Diluted	$1.68	$1.58	$1.26	$(1.17)	$1.78

Cash dividends declared per
Common Share (3)	$0.100	$0.073	$0.063	$0.053	$0.053

Balance Sheet Data:

Total assets	$8,404.5	$7,596.6	$6,636.9	$6,555.7	$6,593.8

Long-term obligations, less
current portion	$1,223.9	$1,330.0	$1,321.0	$1,593.3	$452.2

Shareholders’ equity	$3,569.6	$3,055.1	$2,717.9	$2,294.2	$3,785.0

(1)	Amounts reflect business combinations in all periods presented. Fiscal 1999, 1998, 1997 and 1996 amounts reflect the impact of merger-related costs and other special charges. Fiscal 1996 amounts reflect the impact of the write-down of goodwill of $550.0 million ($550.0 million, net of tax) due to the change by Allegiance in its method of assessing goodwill. In addition, fiscal 1996 amounts reflect the impact of merger-related charges and facility rationalizations of $178.5 million ($122.8 million, net of tax). See Note 2 of “Notes to Consolidated Financial Statements” for a further discussion of merger-related costs and other special charges affecting fiscal 1999, 1998 and 1997.

(2)	Amounts above do not reflect the impact of pro forma adjustments related to ALP taxes (see Notes 1 and 2 of “Notes to Consolidated Financial Statements”). For the fiscal years ended June 30, 1999 and 1998, the pro forma adjustment for ALP taxes would have reduced net earnings by $9.3 million and $4.6 million, respectively. The pro forma adjustment would have decreased diluted earnings per Common Share by $0.03 to $1.65 for fiscal year 1999 and by $0.02 to $1.56 for fiscal year 1998.

(3)	Net earnings and cash dividends per Common Share have been adjusted to retroactively reflect all stock dividends and stock splits through June 30, 1999.